UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RESOLUTE FOREST PRODUCTS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

April 10, 2015

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of Resolute Forest Products Inc. on Friday, May 29, 2015, at 10:00 a.m. (Eastern), in the Oglethorpe Room at the Augusta Marriott at the Convention Center, 2 Tenth Street, in Augusta, Georgia, United States. The accompanying notice of annual meeting and proxy statement contain the details of the business to be conducted at the meeting.

In addition to the formal items of business to be brought before the meeting, we will report on our business and respond to stockholder questions.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Resolute’s annual report for 2014 is included in this package, and we urge you to read it carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard Garneau

President and chief executive officer

Bradley P. Martin

Chair of the board

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2015

April 10, 2015

Dear Stockholder:

The 2015 annual meeting of stockholders of Resolute Forest Products Inc. will be held on Friday, May 29, 2015, at 10:00 a.m. (Eastern), in the Oglethorpe Room at the Augusta Marriott at the Convention Center, 2 Tenth Street, in Augusta, Georgia, United States, for the purpose of voting on the following matters:

1.	the election of directors for the ensuing year;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year;

3.	an advisory vote to approve executive compensation, or the “say-on-pay” vote;

4.	the re-approval of the material terms of the performance goals included in the Resolute Forest Products Equity Incentive Plan; and

5.	such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The record date for the determination of the stockholders entitled to vote at our annual meeting, and any adjournment or postponement thereof, is the close of business on April 9, 2015.

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on May 29, 2015:

The proxy statement and our 2014 annual report are available at http:// www.edocumentview.com/RFP.

By order of the board of directors,

Jacques P. Vachon

Corporate secretary

April 10, 2015 Montréal, Québec, Canada

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Resolute Forest Products Inc. on behalf of our board of directors for the 2015 annual meeting of stockholders. The annual meeting will be held on Friday, May 29, 2015, at 10:00 a.m. (Eastern), in the Oglethorpe Room at the Augusta Marriott at the Convention Center, 2 Tenth Street, in Augusta, Georgia, United States. Proxy materials for the annual meeting are being mailed or will be made available on or about April 24, 2015.

When we use the terms “Resolute,” “the Company,” “we,” “us” and “our,” we mean Resolute Forest Products Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL GENERAL MEETING AND VOTING

Who is entitled to vote at the annual meeting?

Owners of Resolute’s common stock at the close of business on April 9, 2015, the record date for the annual meeting, are entitled to receive the notice of annual meeting and to vote their shares at the meeting. On that date, there were 94,789,512 shares of common stock outstanding and entitled to vote and there were 3,241 holders of record. Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.

What is the difference between holding shares as a stockholder of record and through an intermediary?

You are a stockholder of record if you own shares of common stock that are registered in your name with our transfer agent, Computershare Trust Company, N.A. If you are a stockholder of record, the transfer agent is sending these proxy materials to you directly.

If you hold shares of common stock indirectly through a broker, bank or similar institution (which we refer to as an “intermediary institution”), you are a “street name” holder and these materials are being sent to you by the intermediary institution through which you hold your shares. If you provide specific voting instructions by mail, telephone or the Internet, your intermediary institution will vote your shares as you have directed.

What do I need to do to attend the annual meeting?

Attendance at the annual meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, like a driver’s license, to attend the meeting in person. If you hold your shares in street name and you plan to attend the annual meeting, you must bring an account statement or other suitable evidence that you held shares of common stock as of the record date to be admitted to the meeting. For directions to the annual meeting, you may contact our investor relations department by following the instructions on our website at www.resolutefp.com/investors.

Any representative of a stockholder who wishes to attend must present acceptable documentation evidencing his or her authority, suitable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting.

What methods can I use to vote?

If you are a registered holder, you may vote:

•	By mail. Complete, sign and date the proxy card or voting instruction card and return it in the pre-paid envelope enclosed with these materials.

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By telephone or Internet. You can vote over the telephone by calling 1-800-652-VOTE (8683) within Canada, the U.S. and its territories, 1-781-575-2300 outside Canada, the U.S. and its territories or through the Internet at www.envisionreports.com/RFP. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly. Voting will be open 24 hours a day, 7 days a week, but proxies submitted using these methods must be received by 1:00 a.m. (Central) on May 29, 2015.

•	In person. You can vote in person at the meeting. See What do I need to do to attend the annual meeting?

If you are a street name holder, you may vote:

•	By mail. By returning a properly executed and dated voting instruction form by mail, depending upon the method(s) your intermediary makes available.

•

By telephone or Internet. You can vote over the telephone or through the Internet at the number and website address indicated in your intermediary institution’s voting instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•

In person. You can vote in person at the meeting if you bring a valid “legal proxy,” which you can obtain from your intermediary institution through which you hold your shares. See What do I need to do to attend the annual meeting?

What is a broker non-vote?

If you are a street name holder, you must instruct your intermediary institution how to vote your shares. If you do not, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote, which is referred to as a “broker non-vote.” In these cases, the broker can register your shares as being “present and entitled to vote” for purposes of determining the quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, or “NYSE”. Under those rules, your intermediary institution has discretionary voting authority to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. But the election of directors, the advisory say-on-pay vote and the re-approval of the material terms of the performance goals are non-discretionary items, and they may not be voted upon by your broker without specific voting instructions from you. Accordingly, your shares would not be voted on these matters.

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the meeting will be available for inspection at the meeting and for the ten days before the meeting for any purpose germane to the meeting during ordinary business hours at Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, from May 19, 2015, through May 28, 2015.

What is the quorum for the annual meeting?

The presence of the holders of shares of common stock representing at least one-third of the voting power of all common stock issued and outstanding and entitled to vote at the meeting, in person or by proxy, is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

How will my shares be voted at the annual meeting?

At the meeting, the persons named in the proxy card or, if applicable, their substitute(s) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted:

•	FOR the election of each director nominee;

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

•	FOR the advisory resolution approving executive compensation; and

•	FOR the re-approval of the material terms of the performance goals included in the Resolute Forest Products Equity Incentive Plan or “equity incentive plan”.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Company’s corporate secretary;

•	delivering a valid, later-dated proxy, or later-dated vote by telephone or on the Internet, before the annual meeting; or

•	voting in person at the annual meeting.

If you are a street name holder, you can submit new voting instructions by contacting your intermediary institution. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

What are the voting requirements for the approval of each matter presented at the annual meeting?

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Election of directors. Since the number of nominees for director is the same as the number of positions on the board to be filled, election of directors at this annual meeting is deemed “non-contested.” As a result, under our by-laws as amended in December 2014, directors are elected by a majority vote. An incumbent director nominee who does not receive a majority of the votes cast in a non-contested election shall tender his or her resignation to the board. Under our by-laws, abstentions and broker non-votes will not be considered “cast” in the election of directors, and, as a result, will not affect the outcome of the director election.

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Ratification of PricewaterhouseCoopers LLP. The ratification of the appointment of an independent registered public accounting firm is not required under our by-laws, but we are asking as a matter of good governance. A majority of the votes present and entitled to vote at the meeting must vote to approve the ratification of PricewaterhouseCoopers LLP as our independent registered accounting firm for the 2015 fiscal year for the ratification to pass. Abstentions will have the same effect as a vote against this proposal.

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Advisory vote on executive compensation. Under our by-laws, in order for it to pass, a majority of the votes present and entitled to vote at the meeting must vote to adopt, on an advisory basis, the resolution approving compensation of our named executive officers. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

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Re-approval of the material terms of the performance goals. Under our by-laws, in order for it to pass, a majority of the votes present and entitled to vote at the meeting must vote to approve the material terms of the performance goals included in the equity incentive plan. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is necessary to meet applicable legal requirements to assert or defend claims for or against the Company or made during a contested proxy solicitation, tender offer or other change of control situation.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What information is available via the Internet?

These documents can be found at www.edocumentview.com/RFP:

•	notice of annual meeting;

•	proxy statement;

•	2014 annual report; and

•	form of proxy.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return by mail, or submit via the Internet or by telephone, each proxy card and voting instruction card you receive. If you would like to consolidate multiple accounts at our transfer agent, please contact Computershare Trust Company, N.A. at (866) 820-6919 (toll free for Canada and the U.S.) or (781) 575-3100.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission, or the “SEC,” called “householding,” pursuant to which stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the notice of annual meeting, proxy statement and our 2014 annual report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding would not in any way affect dividend check mailings, if any. If you participate in householding and wish to receive a separate copy of this notice of annual meeting and proxy statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent. If you are a street name holder, you can request information about householding from your intermediary institution.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The board has adopted a formal set of corporate governance principles and practices, which we refer to as the “corporate governance principles.” The purpose of the corporate governance principles, which are available on our website (www.resolutefp.com/about_us/corporate_governance), is to provide a structure within which directors can effectively pursue the Company’s objectives for the benefit of stockholders and supervise the management of the Company. The corporate governance principles are guidelines intended to serve as a flexible framework within which the board may conduct its business, and not as a set of legally binding obligations.

The corporate governance principles outline the board’s responsibilities and the interplay among the board and its committees in furthering the Company’s overall objectives. The corporate governance principles note the board’s role in advising management on significant issues facing the Company and in reviewing and approving significant actions. In addition, the corporate governance principles highlight the principal roles of certain committees of the board, including:

•

the board’s selection and evaluation of senior executive officers, including the president and chief executive officer, with assistance from the human resources and compensation/nominating and governance committee, and succession planning;

•

the administration of executive and director compensation by the human resources and compensation/nominating and governance committee, with final approval of CEO and director compensation by the board;

•	the selection and oversight of our independent registered public accounting firm and oversight of public financial reporting by the audit committee; and

•

the evaluation of candidates for board membership and the oversight of the structure and practices of the board, the committees and corporate governance matters in general by the human resources and compensation/nominating and governance committee, including annual assessment (collectively and on an individual basis) of board and committee effectiveness.

Our corporate governance principles also include, among other things:

•	general qualifications for board membership, including independence requirements (with, among other things, the categorical standards for board determinations of independence);

•	director responsibilities, including board and stockholder meeting attendance and advance review of meeting materials;

•	provisions for director access to management and independent advisors, and for director orientation and continuing education; and

•

an outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans and setting a strong ethical “tone at the top.”

Director Independence

The Company’s corporate governance principles also include standards concerning the independence of board members. Those standards are designed to comply with those established by the SEC and the NYSE. They include the following:

•

Each member of the board, except for the president and chief executive officer and, at the discretion of the board, up to two additional directors, must be independent. The definition of independence is based on the NYSE’s corporate governance standards, which also require a majority of directors to be independent, and rules established by the SEC.

•	Each member of the audit committee and the human resources and compensation/nominating and governance committee must be independent.

•

The independent directors must meet in executive session at least annually without any non-independent director or executive officer. The independent directors will also meet in executive session at the end of any board meeting at the request of any independent director. The lead director presides at these meetings.

On the basis of information solicited from each director, and upon the advice and recommendation of our human resources and compensation/nominating and governance committee, the board has determined that seven out of the Company’s nine incumbent directors are independent, as defined in the NYSE’s corporate governance standards and our by-laws, namely: Michel P. Desbiens, Jennifer C. Dolan, Richard D. Falconer, Jeffrey A. Hearn, Alain Rhéaume, Michael S. Rousseau and David H. Wilkins.

In determining Mr. Hearn’s independence, both the human resources and compensation/nominating and governance committee and the full board considered that Mr. Hearn was engaged to provide consulting services on strategic projects being evaluated by the Company. The human resources and compensation/nominating and governance committee and the full board concluded that the limited nature of the services provided and the amounts paid to Mr. Hearn for such services (which did not exceed $10,000 in the aggregate in 2014) were not material and did not impair Mr. Hearn’s independence.

The board has also determined that each member of the audit committee and the human resources and compensation/nominating and governance committee satisfies the requirements for independence, including the additional independence standards under NYSE rules for audit committee members and compensation committee members. As part of these determinations, which included considering the relationships described below under Related Party Transactions, as applicable, and the categories of relationships below, the board determined that none of the independent directors has a direct or indirect material relationship with the Company other than as a director, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our corporate governance principles reflect the board’s determination that the following categories of relationships alone are not material and will not impair a director’s independence:

•

ownership of less than 5% of the equity of, or being a director of, another company that does business with the Company where the annual sales to, or purchases from, the Company are less than 5% of the annual revenues of either company;

•

ownership of less than 5% of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to the Company (or to which the Company is indebted), where the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company; and

•

serving as an officer, director or trustee of a charitable organization, where the Company’s charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less.

The human resources and compensation/nominating and governance committee, in consultation with the audit committee when appropriate, is responsible for reviewing and overseeing related party transactions and conflicts of interest situations involving the Company, its directors, executive officers, the chief accounting officer, and related parties.

Code of Conduct

We have adopted a written code of business conduct that applies to all hourly and salaried employees, including our president and chief executive officer, chief financial officer and chief accounting officer, and to Company directors. The code of business conduct establishes the fundamental ethical values and standards the Company expects in the work and business activities of its employees, officers and directors.

Among other things, the code of business conduct requires that each employee and officer disclose any actual, potential or apparent conflict of interest in the manner set out in the code.

The Company’s corporate governance principles describe the policy concerning the disclosure, review and approval of conflicts of interest or related party transactions with respect to directors. The corporate governance principles, together with the code of business conduct, provide guidance to directors in handling unforeseen situations as they arise, and they provide that each director:

•	must avoid every conflict of interest with the Company and must recuse himself or herself from any board decision where a conflict of interest may exist;

•	owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises;

•	must maintain confidentiality of information entrusted to him or her;

•	must comply, and oversee the compliance by employees, officers and other directors, with applicable laws, rules and regulations;

•	must deal fairly, and must oversee fair dealing by employees and officers, with the Company’s customers, suppliers, competitors and employees;

•	should promote ethical behavior; and

•	must protect the Company’s assets and ensure their efficient use.

The code of business conduct is available on our website (www.resolutefp.com/about_us/corporate_governance). The Company will post on its website any waiver or amendment to the code of business conduct.

Board Leadership Structure; Communication with Independent Directors

The Company’s business is managed under the direction of the board, with the board delegating the management of the Company to the president and chief executive officer, working with other executive officers, in a manner consistent with the Company’s objectives and in accordance with its by-laws. This delegation of authority is not intended to minimize the board’s supervisory duties, as more fully set forth in our corporate governance principles.

As board chair, Mr. Martin presides over board meetings. Because he is not considered an independent director, pursuant to our by-laws, a majority of the independent board members selected Mr. Rhéaume, an independent director, to serve as the board’s lead director. His responsibilities as such include, among other things, chairing any meeting of the independent directors in executive session.

As indicated in the company’s corporate governance principles, it is the company’s current intent that the chair not also concurrently hold the position of chief executive officer and, accordingly, the positions are separated. This allows the chief executive officer to focus on managing the Company, and the chair, together with the lead director, to lead the board in providing advice to, and independent oversight of, management. We believe that this structure recognizes the time and effort that our chief executive officer is called to devote to his position, and facilitates the independent functioning of the board, thus enhancing the fulfillment of its oversight responsibilities, and setting the tone for the board in fostering ethical and responsible decision-making and sound corporate governance practices.

Stockholders and other interested persons that would like to communicate with the independent directors may send an e-mail to independentdirectors@resolutefp.com or send a written communication to: Resolute Forest Products Inc. Independent Directors, c/o Resolute Forest Products Corporate Secretary, 111 Duke Street, Suite 5000, Montréal, Québec, Canada, H3C 2M1. The Company’s corporate secretary will forward those communications to the intended recipients and will retain copies for the Company’s records.

Regardless of the method of communication, no message will be screened or edited before it is delivered to the intended recipient(s), who will determine whether to relay the message to other members of the board.

Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by our board. The board executes its oversight responsibility for risk assessment and risk management directly through its committees, as follows:

•

Audit committee. The audit committee periodically reviews management’s plans to manage the Company’s exposure to financial risk, and reports or makes recommendations on significant issues to the board. To the extent deemed appropriate in fulfilling its responsibilities, the audit committee also discusses and considers the Company’s policies with respect to general risk assessment and risk management, and reviews contingent liabilities and risks that could be material to the Company, including major legislative and regulatory developments that could materially impact the Company’s contingent liabilities.

•

Environmental, health and safety committee. The environmental, health and safety committee reviews the Company’s outstanding and potential liabilities related to environmental, health and safety matters. It also reviews with management all significant environmental incidents or occupational accidents within the Company and any event of material non-compliance. The committee monitors the Company’s relationships with external environmental, health and safety regulatory authorities, which are critical to our business operations.

•

Finance committee. The finance committee reviews at least annually a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funding obligations. At least annually, the finance committee reviews the adequacy of management’s plans and processes to manage the Company and its subsidiaries’ exposure to financial risks and the Company and its subsidiaries’ insurance principles and coverage, including those associated with the use of derivatives, currency and interest rates swaps and other risk management techniques. The finance committee also reviews, as needed, the actual and projected financial situation and capital needs of the Company, including as a result of the Company’s business plan and strategy, cash plan, short-term investment policy, balance sheet, dividend policy, issuance or repurchase of Company stock and capital structure (e.g., the respective level of debt and equity, the sources of financing and equity, the Company’s financial ratios and credit rating policy).

•

Human resources and compensation/nominating and governance committee. The human resources and compensation/nominating and governance committee assists the board in discharging its responsibilities with respect to human resources strategy, policies and programs and matters relating to the use of human resources and also assists the board in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with its by-laws and in the best interests of its stockholders. The human resources and compensation/nominating and governance committee also considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards on the Company’s risk profile, and reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The board believes that these roles are important in managing the Company’s reputational risk.

The board does not view risk in isolation. Risks are considered in virtually every business decision, including those related to the Company’s strategic plan and capital structure.

Director Qualifications and Nomination Process

We believe that each director should possess high personal and professional ethics, integrity and values, an inquiring and independent mind as well as practical wisdom, vision and mature judgment. He or she should also have substantial training and experience at the policy-making level in business, government, or education and/or expertise that is useful to the Company and complementary to the background and experience of other board members, so that an optimum balance of expertise among members on the board can be achieved and maintained.

In light of other business and personal commitments, he or she should also be willing and able to devote the required amount of time to diligently fulfill the duties and responsibilities of board membership, and be committed to serve on the board over a period of years to develop knowledge about the Company’s operations.

With respect to the human resources and compensation/nominating and governance committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirement or minimum standard for the evaluation of nominees. Rather, the committee considers each candidate on his or her own merits. But in evaluating candidates, some of the specific areas of expertise and experience that we believe to be important in light of our business are listed below; ideally, these areas should be represented by at least one board member:

•	professional services, such as lawyers, investment bankers and university professors;

•	politics/government relations;

•	management/operating experience, such as a chief executive officer, chief operating officer or senior manager; and

•	financial/accounting experience, such as a chief financial officer, certified financial analyst or professional accountant or analyst.

The applicable aspects of each director’s experience, qualifications and skills that the board considered in their nomination in light of the foregoing are included in their individual biographies below. It is also desirable that each member of the board has recent experience as a member of the board of at least one other company, preferably a public company.

While the board does not have a formal written diversity policy, the board and the human resources and compensation/nominating and governance committee advocate diversity in the broadest sense. Diversity is important because we believe a variety of points of view contribute to a more effective decision-making process. Although not specified in the charter, the human resources and compensation/nominating and governance committee actively seeks out a broad pool of candidates for board positions from diverse ethnic, race, gender and cultural background.

Stockholders who wish to submit director candidates for consideration by our human resources and compensation/nominating and governance committee at the 2016 annual meeting may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our by-laws, to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, no earlier than February 29, 2016, and no later than March 30, 2016.

Meetings and Committees

The board met nine times in 2014. No incumbent director attended fewer than 100% of the regular and special meetings of the board and the committees on which the director sits.

We expect each director to attend all regular board meetings, all meetings of the committee(s) on which the director sits and all annual and special meetings of stockholders. All the incumbent directors attended last year’s annual meeting of stockholders.

The board has adopted a written charter for each of its four standing committees: the audit committee, the human resources and compensation/nominating and governance committee, the environmental health and safety committee and the finance committee. Each committee’s charter is available on our website at www.resolutefp.com/about_us/corporate_governance.

Audit Committee

The members of the audit committee are: Jennifer C. Dolan, Richard D. Falconer, Alain Rhéaume (chair) and Michael S. Rousseau. The board has determined that each member of the audit committee is “independent” in accordance with the NYSE’s corporate governance standards, our by-laws and rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The board has determined that each member qualified as an “audit committee financial expert” in accordance with SEC rules.

The audit committee oversees our financial reporting, internal controls and audit function process on behalf of the board. Its purposes and responsibilities include:

•	Monitoring the integrity of our financial reporting process, systems of internal control and financial statements.

•	Monitoring the independence and qualifications of our independent registered public accounting firm.

•	Overseeing the audit of the Company’s financial statements.

•	Monitoring the performance of our internal audit function and independent registered public accounting firm.

•	Monitoring our compliance with legal and regulatory requirements that could have an impact on the Company’s financial statements.

•	Fostering open communications among the board, management, the independent registered public accounting firm and internal auditors.

•	Reviewing management’s plans to manage the Company’s exposure to financial risk and report or make recommendations on significant issues to the board.

•	Overseeing other matters mandated by applicable rules and regulations as well as listing standards of the NYSE.

The audit committee met ten times in 2014.

Environmental, Health and Safety Committee

The members of the environmental, health and safety committee are: Michel P. Desbiens, Jeffrey A. Hearn (chair), Richard D. Falconer, Bradley P. Martin and David H. Wilkins. The environmental, health and safety committee monitors the policies, management systems and performance of the Company’s environmental and occupational health and safety matters on behalf of the board.

The primary responsibilities of the environmental, health and safety committee include:

•	Reviewing the adequacy of the environmental, health and safety programs and performance of the Company.

•	Reviewing annually the Company’s environmental, health and safety (i) vision and policies and (ii) strategies and objectives.

•	Reviewing outstanding and potential liabilities for environmental, health and safety matters.

•	Reviewing with management all significant environmental incidents or occupational accidents within the Company and any event of material non-compliance.

•	Monitoring the Company’s relationships with external environmental, health and safety regulatory authorities and with other stakeholders.

The environmental, health and safety committee met four times in 2014.

Finance Committee

The members of the finance committee are: Michel P. Desbiens, Richard D. Falconer (chair), Bradley P. Martin and Alain Rhéaume. The primary responsibilities of the finance committee include:

•

Reviewing as needed the adequacy of management’s plans to manage the Company’s exposure to financial risk and insurance principles and coverage, including those associated with the use of derivatives, currency and interest rate swaps and other risk management techniques.

•	Reviewing as needed the actual and projected financial situation and capital needs of the Company.

•	Reviewing at least annually the Company’s tax situation and tax strategy.

•	Reviewing as needed the Company’s investor profile and related investor relations and stockholder services of the Company.

•	Reviewing potential merger, acquisition, divestiture, joint venture and other similar transactions and capital expenditure projects to be submitted to the board.

•

Reviewing at least once a year a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funding obligations.

Our finance committee met four times in 2014.

Human Resources and Compensation/Nominating and Governance Committee

The members of the human resources and compensation/nominating and governance committee are: Jennifer C. Dolan, Jeffrey A. Hearn, Michael S. Rousseau (chair) and David H. Wilkins. The human resources and compensation/nominating and governance committee’s primary responsibilities include:

•	Human resources and compensation

•	Reviewing from time to time and approving the structure of the Company’s executive compensation to ensure the structure is appropriate to achieve the Company’s objectives.

•	Evaluating annually the chief executive officer’s performance and compensation, and participating in such evaluation as it relates to other executive officers of the Company.

•	At least annually, working with the chair of the board and the chief executive officer to plan for chief executive officer succession and reviewing the succession planning with the board.

•	Recommending to the board the appropriate structure and amount of compensation for non-employee directors.

•	Periodically evaluating the Company’s executive incentive plans and approving proposed amendments to executive benefit plans.

•	Reviewing and approving employment, severance and change in control agreements.

•

Considering the impact of the Company’s executive compensation program and the incentives created by compensation awards on the Company’s risk profile, and reviewing all of the Company’s compensation policies and procedures.

•	Recommending to the board nominees to serve as officers of the Company.

•	Corporate governance

•	Overseeing and monitoring compliance with the Company’s code of business conduct.

•

Reviewing and overseeing related party transactions and conflicts of interest situations involving the Company, its directors, executive officers, the chief accounting officer, and related persons, in consultation with the audit committee as appropriate.

•	Developing and recommending the Company’s corporate governance principles to the board.

•	Making recommendations to the board regarding stockholder proposals and any other matters relating to corporate governance.

•	Board of directors and board committees

•	Annually evaluating the size and composition of the board.

•	Making recommendations to the board regarding any resignation tendered by a director that fails to receive a majority of the votes cast in an uncontested election.

•	Identifying and recommending qualified director candidates to the board and submitting a slate of nominees for election by stockholders at the annual meeting.

•	Considering director candidates proposed by stockholders in accordance with the Company’s by-laws.

•	Ensuring a process by which the board can assess its performance.

•	Assessing the performance of each board committee annually, including a review of board committee charters.

The human resources and compensation/nominating and governance committee met five times in 2014.

Director Compensation

Director Compensation for 2014

Name	Fees Earned or Paid in Cash(1)(2)		Stock Awards(3)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Michel P. Desbiens	$75,000		$75,000	(6)	$—	$—	$—		$—		$150,000
Jennifer C. Dolan	75,000		75,000	(7)	—	—	—		—		150,000
Richard Falconer	90,000		75,000	(6)	—	—	4,543	(8)	—		169,543
Richard Garneau (5)	—		—		—	—	—		—		—
Jeffrey A. Hearn	90,000		75,000	(7)	—	—	—		10,000	(9)	175,000
Bradley P. Martin	225,000	(4)	75,000	(6)	—	—	22,770	(8)	—		322,770
Alain Rhéaume	120,000	(4)	75,000	(6)	—	—	—		—		195,000
Michael Rousseau	90,000		75,000	(6)	—	—	—		—		165,000
David Wilkins	75,000		75,000	(7)	—	—	—		—		150,000

1.	Retainer fees of all directors were payable in cash, except those of Messrs. Falconer and Martin, who elected to defer $45,000 and $225,000, respectively, of their fees under the Resolute Forest Products Outside Director Deferred Compensation Plan or “director deferred compensation plan”.

2.	The director fees are paid quarterly.

3.

On February 11, 2014, each outside director was granted an equity award with an aggregate grant date fair value of $75,000 each under FASB ASC Topic 718 and covering 3,872 shares of Company common stock, subject to the Resolute Forest Products Equity Incentive Plan or “equity incentive plan”. The Company determined the number of shares by dividing the award value by the arithmetic mean of the high and low prices per share at which the Company’s common stock was traded on the NYSE on February 10, 2014, or $19.37. Canadian directors received the award in the form of deferred stock units, or “DSUs”, and U.S. directors received the award in the form of restricted stock units, or “RSUs” (collectively, “2014 equity awards”). For each director, the 2014 equity awards vested in 25% tranches on the last day of each calendar quarter of 2014. As of December 31, 2014, the 2014 equity awards for all directors were fully vested. Each director’s vested equity award had a fair market value of $68,186 on December 31, 2014 (based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61).

4.	Mr. Martin serves as chair of the board. However, because Mr. Martin is not an independent director under SEC standards, the board appointed Mr. Rhéaume as lead director and approved an additional retainer for his service in this capacity. The “Fees Earned or Paid in Cash” column reflect the additional fees Messrs. Martin and Rhéaume received in 2014 for these roles.

5.	As permitted under SEC rules, all of Mr. Garneau’s compensation from the Company for 2014 is set forth in the Summary Compensation Table because he was a named executive officer in 2014.

6.	The 2014 equity awards to Messrs. Desbiens, Falconer, Martin, Rhéaume, and Rousseau were in the form of DSUs.

7.	The 2014 equity awards to Ms. Dolan and Messrs. Hearn and Wilkins were in the form of RSUs.

8.	These amounts represent “premium stock units” credited to Messrs. Falconer and Martin’s accounts under the director deferred compensation plan (as described below under Resolute Forest Products Outside Director Deferred Compensation Plan) as a result of the deferral of their 2014 fees under such plan.

9.	This amount represents fees for consulting services Mr. Hearn performed on strategic projects, as authorized by the board.

Cash Component

Compensation payable to the non-employee directors is based on an annual retainer fee, payable in cash in equal quarterly installments. The annual retainer fee has remained unchanged since 2011 at $75,000. In recognition of their added accountabilities, the board chair, lead director and committee chairs receive additional annual fees, payable in cash in equal quarterly installments. The additional annual fees also remained unchanged since 2011 at $150,000 for the board chair, $25,000 for the audit committee chair and $15,000 for the other committee chairs. The lead director receives an additional annual fee of $20,000. The Company reimburses all directors for reasonable expenses incurred in connection with attending board and committee meetings.

Resolute Forest Products Outside Director Deferred Compensation Plan

Non-employee directors had an opportunity to defer all or a portion of their cash fees under the director deferred compensation plan. Fees deferred pursuant to the director deferred compensation plan are credited as DSUs for Canadian directors and as RSUs for U.S. directors. DSUs and RSUs have an initial value equal to the fair market value of the Company’s common stock on the trading day immediately before the date they are credited, and their value is always tied to the value of the Company’s common stock. The number of deferred compensation DSUs and RSUs is determined by dividing 110% of the amount of fees deferred by the fair market value of the Company’s common stock on the trading day immediately before the date the fees would otherwise be paid, resulting in a 10% incentive (referred to in the director deferred compensation plan as the “premium stock units”). Premium stock units credited in respect of this incentive vest over three calendar years. Premium stock units also become fully vested upon a termination of board service for any reason other than “cause.” Non-premium DSUs and RSUs are always fully vested. DSUs are payable in cash upon the earlier of termination of board service or death, subject to vesting of the premium DSUs. For a Canadian director who is not subject to Section 409A of the U.S. Internal Revenue Code, the “Code,” vested DSUs are paid on December 15 of the calendar year following the calendar year of a termination of board service, unless the director provides advance written notice specifying an earlier settlement date. Vested DSUs are paid as soon as administratively feasible after a termination of board service by a Canadian director who is subject to Code Section 409A. RSUs are also paid in cash, but generally in three installments over the first three calendar years following the calendar year in which the RSUs were awarded, subject to vesting of the premium RSUs. Payment of the vested RSUs is accelerated in the case of a termination of board service before one or more scheduled payment dates.

Equity Component

In addition to the cash component of the directors’ compensation, to ensure the directors’ interests are aligned with those of the stockholders, we grant annual equity-based awards to each director. The 2014 annual equity award was granted on February 11, 2014. The Human Resources and Compensation/Nominating and Governance Committee (“compensation committee”) adheres to a policy that sets the annual grant date for director equity awards as the fourth trading date after the release of fourth quarter earnings.

The 2014 annual equity award and its terms are highlighted in the table above and the accompanying footnotes. In addition to the terms noted above, the terms of the 2014 equity awards also include conditions for accelerated vesting upon death, disability, or failure to be re-elected as a director or mandatory retirement. In the event that a director’s service on the board is terminated for “cause,” all of his DSUs or RSUs, as applicable, will be forfeited, including any DSUs or RSUs that were vested but unsettled. Vested DSUs granted to each Canadian director are settled in Company stock upon the earliest of a director’s termination of service, death or disability. Vested RSUs granted to each U.S. director are settled in Company stock in one-third increments on March 31 of 2015, 2016 and 2017, with accelerated settlement in the event of a director’s termination of service, death or disability.

Under the terms of the 2014 equity awards, “cause” means a director’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company or any of its affiliates or subsidiaries into public disgrace or disrepute, or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director), or (iv) gross negligence, willful malfeasance or a material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice is provided to the director).

The following table shows the total outstanding awards held by the directors at December 31, 2014. The option award represents the award granted to all directors except Ms. Dolan and Messrs. Desbiens and Martin upon the Company’s emergence from creditor protection proceedings. It was a one-time option grant and is not a part of the directors’ annual compensation program. The remaining awards were in the form of DSUs for Canadian directors and RSUs for U.S. directors.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Vested	Market Value of Shares or Units That Have Vested(2)
		Exercisable	Unexercisable
Each Director at 12/31/14, except Ms. Dolan, Mr. Desbiens and Mr. Martin(1)	01/09/11	9,302	—	$23.05	01/08/2021	—	$—
	04/08/11	—	—	—	—	2,711	47,741
	02/27/12	—	—	—	—	4,889	86,095
	02/18/13	—	—	—	—	5,459	96,133
	02/11/14	—	—	—	—	3,872	68,186
Mr. Martin at 12/31/14	08/06/12	—	—	—	—	3,290	57,937
	02/18/13	—	—	—	—	5,459	96,133
	02/11/14	—	—	—	—	3,872	68,186
Ms. Dolan and Mr. Desbiens at 12/31/14	08/07/13	—	—	—	—	2,835	49,924
	02/11/14	—	—	—	—	3,872	68,186

1.	Mr. Garneau’s equity awards are set forth in the Summary Compensation Table as permitted under SEC rules.

2.	The fair market value shown is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61.

Stock Ownership Guidelines

We have established stock ownership guidelines for directors to ensure that they are also stockholders, thereby aligning their interests with those of other Company stockholders. Under the guidelines, each director must own shares of Company stock equal to three times the annual cash retainer fee ($225,000 in total as of December 31, 2014). For purposes of the guidelines, all shares directly owned and deferred stock units (whether DSUs or RSUs and whether vested or unvested) are included in the calculation. Unexercised stock options are not included in the calculation. Until the stock ownership requirement is met, the guidelines require directors to hold all shares received upon settlement of stock units (excluding shares withheld for taxes) and a number of shares equal to 50% of any gain realized upon option exercise. To determine whether a director has met the stock ownership requirement, the shares held by each director will be calculated on the basis of fair market value of the common stock at the time of measurement. As of December 31, 2014, Messrs. Falconer, Hearn, Mr. Martin, Rhéaume, Rousseau and Wilkins own sufficient shares to meet the stock ownership requirement, based on the per-share closing price of $17.61. The remaining directors, Ms. Dolan and Mr. Desbiens, continue to hold their shares pursuant to the guidelines, but had not yet met the stock ownership requirement as of December 31, 2014 given their shorter tenure on the board.

RELATED PARTY TRANSACTIONS

The Company’s corporate governance principles provide the framework under which we consider “related party transactions,” which are generally relationships and transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any director, executive officer, holder of more than 5% of our outstanding common stock or any of their immediate family members has a direct or indirect material interest. The human resources and compensation/nominating and governance committee, in consultation with the audit committee when appropriate, is responsible for implementing and overseeing policies and procedures for related party transactions and conflict of interest situations, and also reviews all related party transactions or potential conflict of interest situations involving the Company, its directors, executive officers, the chief accounting officer and related persons. The board may also create special independent committees from time to time to review certain transactions, including related party transactions. The corporate governance principles provide that directors may not enter into a transaction with the Company without first disclosing the transaction and obtaining advance approval by the board and the human resources and compensation/nominating and governance committee, and the director must recuse himself or herself from board consideration and decision on any such transaction.

According to a Schedule 13G filing made with the SEC, BlackRock, Inc. was a holder of more than 5% of our outstanding common stock as of December 31, 2014. Under a previously established business relationship, BlackRock Asset Management Canada Limited, a subsidiary of BlackRock, Inc., provided investment management services for the benefit of our pension plans. In 2014, we paid BlackRock approximately $350,000 (converted from Canadian dollars to U.S. dollars based on the average exchange rate for 2014, or $0.9056) in fees for providing such investment management services. The engagement of BlackRock has been on terms no more favourable to it than terms that would be available to unaffiliated third parties under similar circumstances.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This Compensation Discussion and Analysis, or “CD&A,” summarizes our executive compensation philosophy and programs, the decisions made under those programs and changes made to reflect our business objectives. While the executive compensation program is generally applicable to the president and chief executive officer and all senior vice presidents, this CD&A focuses on the compensation of our “named executive officers” for 2014:

•	Richard Garneau, president and chief executive officer

•	Jo-Ann Longworth, senior vice president and chief financial officer

•	Yves Laflamme, senior vice president, wood products, procurement and information technology

•	Richard Tremblay, senior vice president, pulp and paper operations

•	Jacques Vachon, senior vice president, corporate affairs and chief legal officer

Mr. Tremblay joined the Company’s executive team February 5, 2014 along with André Piché, each as senior vice president, pulp and paper operations. Messrs. Tremblay and Piché served as interim senior vice president, pulp and paper operations, succeeding the prior senior vice president, pulp and paper operations, who stepped down on November 1, 2013. Mr. Tremblay shares oversight of the Company’s pulp and paper operations with Mr. Piché and reports to Mr. Garneau.

The human resources and compensation/nominating and governance committee (referred to as the compensation committee in this Executive Compensation section) made the following changes to the executive compensation program for 2014:

•

Evaluated the equity award mix for the long-term incentive plan, or LTIP, and approved, for 2014, a 50/50 mix of performance share units, or “PSUs”, and restricted stock units, or “RSUs”. As a result, the compensation committee eliminated stock options from its LTIP mix and introduced PSUs to further enhance its pay for performance culture. The PSU award features, including the performance metrics, are further discussed below under “Equity Awards.”

•

Included an environmental incidents performance measure for the short-term incentive plan, or STIP, and made certain adjustments to the SG&A performance measure that increased the spread between the threshold and maximum achievement levels and reduced its weighting.

•

Re-evaluated its approach to addressing currency fluctuations to enhance parity among its executive team which resides in both Canada and the U.S. and allow for more alignment in benchmarking of compensation, which is performed against comparator groups that mostly pay compensation in U.S. dollars. To ensure that the compensation program elements remain competitive in light of currency fluctuations, the compensation committee approved a new policy that pays base salary part in Canadian dollars and part in U.S. dollars, based on pulp and paper production capacity.

Objectives

Our executive compensation program is designed to meet the following objectives:

•

Attract and retain team members with superior management ability, insight and judgment who will continue to position the Company for sustained profitability through changing business cycles in the forest products industry;

•

Motivate and reward the president and chief executive officer and all senior vice presidents for their contributions to the Company’s growth and profitability on a short- and long-term basis by linking a significant portion of the compensation package to the achievement of specific financial measures and other Company goals and objectives; and

•

Encourage superior individual performance by rewarding, through limited discretionary cash awards, demonstrated effectiveness and remarkable initiatives, namely behaviors that enhance overall corporate performance.

•	Ensure a strong alignment between executives and all stockholder interests.

Executive Compensation Process

The compensation committee independently assesses the performance goals and objectives of the president and chief executive officer and makes recommendations to the board as to the amounts and individual elements of his total compensation. The independent directors of the board ultimately approve the final compensation package for the president and chief executive officer. For the senior vice presidents, the compensation committee evaluates and approves all elements of total compensation.

Consistent with its authority under its charter, the compensation committee selects and retains its own independent advisors to provide guidance on the competitiveness and appropriateness of the compensation programs for the president and chief executive officer and all senior vice presidents. For 2014, the compensation committee retained Hugessen Consulting to provide this advice. In 2014, Hugessen Consulting’s aggregate fees were $39,873 (converted from Canadian dollars to U.S. dollars based on the average exchange rate for 2014, or $0.9056).

As more fully described below, Hugessen Consulting assisted the compensation committee in benchmarking certain elements of the executive compensation program against the Company’s comparator groups (described below) and advising on the risk elements of the program. Hugessen also provided management advice on these matters, as directed by the chair of the compensation committee. While internal and external information and advice have been used in the ongoing assessment of the executive compensation programs, the compensation committee and the independent members of the board retained the full responsibility for all decisions related to the Company’s compensation programs and plans as well as their implementation.

To this end, the compensation committee evaluates total direct compensation (comprising base salary and short-term and long-term incentives) against the median level of the Company’s comparator groups. It makes its compensation decisions on various elements at different times in the year:

•

February 2014: Evaluated the management team’s performance. In addition, recommended for approval, and the independent members of the board of directors approved, the 2013 STIP payout and the terms of the 2014 STIP.

•

June 2014: Reviewed the benchmarking results for the compensation of its named executive officers and re-evaluated the equity award mix for the LTIP. In addition, recommended for approval, and the independent members of the board of directors approved, certain base salary adjustments for the president and chief executive officer and all senior vice presidents as well as a new policy to address currency fluctuations in base salary determinations.

•	October 2014: Recommended for approval, and the independent members of the board approved, the annual equity grant.

•	December 2014: Reassessed all senior vice presidents’ performance and discussed succession planning for all senior vice presidents and Mr. Garneau.

•

February 2015: Assessed Mr. Garneau’s performance. Recommended for approval, and the independent members of the board of directors approved, the 2014 STIP payout, the terms of the 2015 STIP and discretionary awards for certain members of the executive team.

2014 Say-on-Pay Vote

Stockholders approved our executive compensation with over 99% of the votes cast in favor of the non-binding resolution approving executive compensation, or the “say-on-pay” vote, at the 2014 annual meeting of stockholders.

Setting Compensation Levels—Benchmarking Data

Our executive compensation structure adheres to a pay-for-performance framework with a mix of cash and non-cash elements. There is no formal policy for allocating a certain percentage of pay between cash and non-cash or short-term or long-term pay. The compensation committee favors a mix that is more weighted to variable pay through a short-term cash incentive and a long-term, equity incentive, which puts a significant portion of compensation at-risk. The following shows the intended mix for the three main elements of pay since 2011. The weighted mix, as shown below, is based on the following assumptions: (i) base salary is the salary in effect at December 31, 2014; (ii) the 2014 STIP at target payout of 100% of base salary; (iii) the value of the annual equity grants (described below) is based on 125% of base salary (225% for the president and chief executive officer); and (iv) parity between the Canadian and U.S. dollars.

	Total Direct Compensation
Level	Base Salary	Short-Term Incentive	Long- Term Incentive
President and chief executive officer	23.5%	23.5%	53%
All other named executive officers	31%	31%	38%

The compensation committee annually reviews market data for the president and chief executive officer and all senior vice presidents to assess the competitiveness of their aggregate total direct compensation (base salary, target short-term incentive and long-term incentives) and each element individually. In June 2014, the compensation committee conducted this review using two comparator groups. The primary comparator group consisted of 10 industry peers (“industry comparator group”). The second comparator group consisted of a blend of 14 Canadian companies and 38 U.S. companies that were part of Towers Watson’s databank and selected based on industry (the forest and paper products industry) and revenues in certain commodity and other industrial industries (“blended comparator group”). Three companies appeared in both the Canadian and U.S. company comparator groups. The 38 U.S. companies in the blended comparator group also included four of the industry comparator group companies.

The committee eliminated Boise Inc. from the industry comparator group for 2014 because of its 2013 acquisition by Packaging Corporation of America. Otherwise, the industry comparator group for 2014 was the same as for 2013 and is comprised of the following eight U.S. companies and two Canadian companies in the pulp and paper, wood products and packaging sectors:

Bemis Company Inc.	Louisiana-Pacific Corporation	Rock-Tenn Company
Cascades Inc.	MeadWestvaco Corp.	Sonoco Products Company
Domtar Corporation	Packaging Corporation of America	Weyerhaeuser Company
Graphic Packaging Holding Company

While total direct compensation for each named executive officer was compared against both comparator groups, the compensation committee assessed compensation adjustments against the industry comparator group for the following positions: president and chief executive officer; senior vice president, pulp and paper operations; and senior vice president, wood products, procurement and information technology. The industry comparator group was appropriate for these positions because the positions require specific knowledge of the forest products industry to implement the Company’s strategic plans. When benchmarking to the industry comparator group, the position for the president and chief executive officer was matched with the chief executive officer at the comparator companies. The senior vice president, pulp and paper operations and senior vice president, wood products, procurement and information technology were matched with the next two highest paid named executive officers (after the chief executive officer and chief financial officer) among the comparator companies as well as on position.

The blended comparator group was used for the senior vice president and chief financial officer and senior vice president, corporate affairs and chief legal officer because these positions perform corporate functions and have a skill set that is transferable across industries. As a result, the blended comparator group was appropriate for this position. When benchmarking to the blended comparator group, the comparison was made based on position.

The following chart shows the resulting comparisons against the respective comparator group, using salary levels in effect before the June 2014 base salary adjustments described further below under Base Salary.

Level	Comparator Group	Base Salary	Short-Term Incentive (at Target Payout)	Target Total Cash	Equity Award Value	Total Direct Compensation
President and chief executive officer	Industry	Below Median	Below Median	Below Median	Below Median	Below Median
Senior vice president and chief financial officer	Blended	Below Median	Above Median	Above Median	Below Median	Below Median
Senior vice president, wood products, procurement and information technology	Industry	Below Median	Above Median	Below Median	Below Median	Below Median
Senior vice president, pulp and paper operations	Industry	Below Median	Above Median	Below Median	Below Median	Below Median
Senior vice president, corporate affairs and chief legal officer	Blended	Below Median	Above Median	Below Median	Below Median	Below Median

Elements of Our Executive Compensation Program

The following highlights the elements of the Company’s executive compensation program and the basis for the elements:

	Total Direct Compensation				Indirect Compensation
Program	Base Salary	Annual Incentive Compensation	Long-term Incentive	DC Make-Up Program	Perquisites and General Benefits

Purpose	• Attracts and retains executives with an assured level of cash • Reviewed annually and adjusted for increased accountabilities and performance

•     Rewards attainment of specific, measurable and bottom-line oriented company performance measures

•     Set at a percentage of base salary with threshold, target and maximum payout opportunities

•     Rewards demonstrated individual effectiveness and remarkable initiatives, namely behaviors that enhance overall corporate performance

•     Motivates and retains executives to achieve long-range goals

•     Aligns executives with shareholder interests

•     Award values based on a target percentage of salary

•     50%/50% mix between RSUs and PSUs

•     RSUs vest ratably over 4 years

•     PSUs payable upon attainment of performance measures and employment on vesting date

•     Provides, on a current basis, an amount in cash, equal to the company contributions in excess of statutory limits under the tax-qualified defined contribution plans

•     For Canadian executives, also provides an amount equal to the employer contribution for the STIP, which is not pensionable pursuant to the Canadian registered tax-qualified defined contribution plans

•     Absence of deferral feature and ability to accumulate additional retirement income

•     Fixed perquisite allowance to give executives flexibility in selecting perquisites that suit their individual situations

•     Allowance caps the cost of perquisites

•     Tax-equalization program for non-Canadian executives

•     Offers competitive benefits that include benefits offered to all full-time employees

Performance Period	-	1 Year	3 Years (PSUs)	-	-

		Payout Moderately at Risk	Payout Highly at Risk

Base salary

We provide senior management with a level of assured cash compensation in the form of base salary. The compensation committee considers future adjustments in base salary as a result of changes in accountabilities and performance or if other circumstances warrant a change in base salary. When assessing the adjustments, the compensation committee also considers the base salary ranges for our comparator groups. The benchmarking data showed that the base salary levels continued to be below the median level, based on the respective comparator group, for all named executive officers.

Following the compensation committee’s review of the benchmarking data and its performance assessment for all named executive officers, the compensation committee recommended, and the independent members of the board approved, effective June 1, 2014, the following base salary adjustments: a 10% base salary increase for Mr. Garneau and a 2% base salary increase for the other named executive officers.

Base salaries were previously established in the currency of each executive officer’s country of residence. However, the compensation committee recommended and the independent members of the board of directors approved a new currency policy to address currency fluctuations that can impact parity among its executive team, which resides in both Canada and the U.S. It also allows for smoother benchmarking to comparator companies that are paid in U.S. dollars. Specifically, base salary is now established assuming parity in the Canadian and U.S. dollars, with a portion paid in Canadian dollars and a portion paid in U.S. dollars based on the geographic location of the Company’s pulp and paper production capacity as of the prior December 31. As a result, effective June 1, 2014, 53% of an executive’s salary was paid in Canadian dollars and 47% in U.S. dollars. The numbers shown in the Summary Compensation Table have been converted to U.S. dollars at exchange rates disclosed in the footnotes to the table. For 2015, the portion of base salary paid in Canadian dollars versus U.S. dollars changed slightly to 48% and 52%, respectively, based on the geographic mix of the Company’s pulp and paper production capacity as of December 31, 2014.

2014 STIP

The annual short-term incentive plan awards all named executive officers for the achievement of the following performance measures that reflect the Company’s business strategy and factors driving shareholder value:

•	Increasing income from operations;

•	Controlling sales and general administration costs, or “SG&A costs”;

•	Improving safety performance; and

•	Improving environmental performance.

As in past years, the 2014 STIP did not reward individual performance and instead remained focused on rewarding corporate performance.

The 2014 STIP generally mirrored the 2013 STIP in design and inclusion of multiple performance measures reflecting the diversity of positions and accountabilities within the Company with certain notable changes:

•	For the SG&A performance measure, the 2014 STIP included a broader range between the threshold and maximum achievement levels, and a 5% decrease in its weight for the corporate team; and

•	The 2014 STIP introduced a new performance metric focused on environmental performance with a 5% weight for all STIP eligible employees.

A key feature of the 2014 STIP balanced stockholder return with rewarding individuals for achieving our business objectives. Specifically, the 2014 STIP contained an overall limit on the total amount that could be paid to all eligible employees as a short-term cash incentive under the plan even if performance was met. This limit remained set at 7% of free cash flow, which is defined as net cash provided by operating activities, less maintenance, safety and environmental capital expenditures, adjusted for cash reorganization and restructuring costs, additional pension contributions toward past service and other special items.

For the president and chief executive officer and all senior vice presidents, including all named executive officers, payout levels were established as a percentage of base salary (as in effect on December 31, 2014). No officer or individual was guaranteed a minimum payout under the 2014 STIP. The 2014 STIP also provided authority to the compensation committee to adjust or cancel awards under the 2014 STIP at its discretion.

Threshold	Target	Maximum
50%	100%	150%

In establishing the payout percentages, the compensation committee used benchmarking data from its comparator groups. The payout percentages have remained the same since the 2011 STIP. In general, the target threshold of 100% is above the median for our comparator groups, but, combined with the lower base salary levels in its comparator groups, reflects the compensation committee’s adherence to conditioning a significant portion of pay on Company performance.

The table below sets forth the performance measures approved by the compensation committee for the 2014 STIP that apply to the named executive officers, the associated weight given to each measure and the business objective to which it relates.

Performance Measure	Weight	Business Objective/Core Value
Income from operations	50%	Maximizing profitability
SG&A cost control and profits per metric ton	25%	Maximizing profitability
Safety — Frequency Rate (15%) and Severity Rate (5%) of Incidents	20%	Continuous improvement of safety performance
Environmental incidents	5%	Continuous improvement of environmental performance

All named executive officers earned a 2014 STIP award at 45.75% of their annual base salary based on weighted performance measures. The overall limit of 7% of free cash flow did not impact the 2014 STIP payouts.

Performance Measure	Target Performance	Actual Performance	Actual Payout Percentage by Performance Measure	Weight	Weighted Payout Percentage (1)	Average STIP Payout
Income from operations	$199 million	$149 million	0%	50%	0%	—
SG&A cost control	$142 million	$145.7 million	63%	25%	15.75%	—
Safety – Frequency Rate(2)	.99	0.83	150%	15%	22.50%	—
Safety – Severity Rate(3)	27	32.8	0%	5%	0%	—
Environmental Incidents(4)	10%	18.75%	150%	5%	7.50%

All measures	—	—	—	—	—	45.75%

1.	Expressed as a percentage of annual base salary.

2.	The frequency of safety incidents is the OSHA incident rate measured by the number of days lost due to lost time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked.

3.	The severity of safety incidents is measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked.

4.	Environmental incidents is measured by a year-over-year improvement for reducing the number of Class 1 & 2 environmental incidents, as defined by our environmental policy.

Mr. Garneau accepted payment of his 2014 STIP award, which was the second time he accepted payment of a short-term incentive plan award since Mr. Garneau was appointed president and chief executive officer as of January 1, 2011. In 2011 and 2012, he declined payment of an aggregate U.S. $1,202,712 in STIP awards. Mr. Garneau accepted payment of his 2013 STIP award.

The compensation committee designed the 2014 STIP to reward corporate performance only and decided not to have any portion of the 2014 STIP payable on individual performance measures. The 2015 STIP mirrors the 2014 STIP for corporate performance based on the same performance measures and associated weightings.

Integrated Leadership System

In 2014, the Company launched a strategic organization initiative focused on implementing an integrated leadership system designed to increase organizational capabilities.

The new leadership system is designed to:

•	Optimize the organization’s structure;

•	Clarify each employee’s role and accountabilities;

•	Provide a robust approach to evaluating employees’ demonstrated effectiveness and potential;

•	Improve leadership practices to enhance each employee’s opportunity to drive success individually and, ultimately, for the Company;

•	Better link compensation to individual performance; and

•	Improve the succession-planning process.

By focusing on providing the right tools for individual success, the Company is better equipped to enhance shareholder value, product quality for our consumers, and the health and safety of our employees.

Individual Discretionary Awards

The independent members of the board of directors have historically focused on rewarding corporate performance under the short-term incentive plan. With the implementation of an integrated leadership system, they have decided to exercise their discretion in granting cash awards for individual performance on a limited basis. The awards are discretionary and intended to reward an individual for demonstrating high effectiveness and remarkable initiatives, namely behaviors that enhance overall corporate performance.

Equity Awards

The compensation committee grants equity awards as a long-term incentive and a significant portion of an executive’s total compensation package. With a significant portion of compensation tied to equity, executives can stay focused on maximizing stockholder value over the long term. The size of the equity awards are based on a percentage of salary. While the compensation committee has discretion to adjust the size of the equity awards for an executive’s performance, the compensation committee chose not to exercise this discretion in respect of the 2014 annual equity award. In 2011 and 2012, Mr. Garneau requested that the compensation committee not recommend to the board an award for him, each of which would have had a value equal to 225% of his base salary. The compensation committee honored his requests in each of those years. In 2013 and 2014, the compensation committee recommended to the board and the independent members of the board granted Mr. Garneau an annual equity award with a value equal to 225% of his base salary, which he accepted. The independent members of the board granted the other named executive officers equity awards with a value equal to 125% of their base salaries.

The compensation committee has traditionally favored an equity mix of 50% in stock options and 50% in RSUs. Stock options allowed executives to share in the appreciation of the stock price and align their interests with shareholders. RSUs provide a greater value to executives and with a 50/50 mix, reduced the dilutive effect of options. For 2014, to further align the compensation program with best practices and enhance its pay for performance philosophy, the compensation committee retained the grant of RSUs, but replaced stock options with PSUs. As a result, the 2014 annual equity award consists of an equity mix of 50% in RSUs and 50% in PSUs.

Since 2011, the compensation committee has made an annual equity award grant at its October meeting. This year’s annual equity award was approved with a November 6, 2014 grant date. The number of RSUs awarded in each annual equity grant was previously determined by dividing 50% of the dollar value of the equity award by the simple arithmetic mean between the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on the trading day immediately preceding the grant date. However, for both RSUs and PSUs, the number of RSUs and PSUs awarded under the 2014 annual equity grant was determined by dividing 50% of the dollar value of the equity award by the volume weighted average of the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on each of the five business days immediately before the November 6, 2014 grant date.

The compensation committee favors granting the award later in the year to allow the management team to demonstrate effectiveness before receiving an equity grant and has a policy to set the annual grant date in advance without regard to anticipated earnings or other major announcements and as a precaution against potential claims that equity awards are made at a time when the Company and named executive officers are in possession of material non-public information. In 2012 and 2013, the compensation committee policy was to set the annual grant date for management awards as the fourth trading date after the release of the third quarter earnings. With the change to using the five business day period immediately before the grant date, the compensation committee set the grant date for the 2014 annual equity awards as the sixth trading date after the release of the third quarter earnings.

	2014 Annual Equity Awards
Named Executive Officer	Performance Share Units	Restricted Stock Units
Mr. Garneau	58,177	58,177
Ms. Longworth	14,557	14,557
Mr. Laflamme	12,472	12,472
Mr. Tremblay	11,214	11,214
Mr. Vachon	10,887	10,887

The RSU award vests 25% on each of the four anniversaries of the grant date, even though a three year vesting approach is more common. The longer vesting period is intended to emphasize the retention element of the awards.

In contrast, the 2014 PSU award will vest on February 28, 2018. The number of PSUs actually payable will depend on the average STIP payout percentage for corporate measures for 2015, 2016 and 2017, disregarding any reduction on STIP payments due to the 7% free cash flow limit on the amount of STIP payments. These features emphasize both the retention element of PSUs and the “at risk” nature of a portion of a named executive officer’s compensation.

The equity awards contain customary provisions for accelerating vesting upon certain terminations and events, such as death and disability, all as further described in the narratives to the Summary Compensation Table. In all cases, the number of PSUs payable will be determined by actual performance results. However, if a named executive officer retires, the equity awards may continue to vest. This feature is intended to attract and retain management with significant experience and encourage executives to postpone retirement. As a result, if a named executive officer retires at least six months after the grant date, he will be permitted to continue vesting in the award. For this purpose, “retirement” means the named executive officer is at least age 58 with at least two years of service, and the sum of his age and years of service equals or exceeds 62.5. In addition, the employee must not be entitled to receive a severance package.

Retirement Plans and DC Make-Up Program

For 2014, the president and chief executive officer and all senior vice presidents earned retirement benefits only under a tax-qualified retirement plan, subject to either Canadian or U.S. law. The tax-qualified retirement plans are offered to all eligible employees (not just executives), but limit the pay or contributions that may be considered pursuant to the applicable tax law. Since 2012, the Company has not offered any supplemental retirement plan that allows executives to currently accumulate, on a tax-deferred basis, additional retirement income.

However, because Company contributions are limited in amount and type under the tax-qualified plans, the Company believes executives should receive the benefit of the plans without regard to the limits. For simplified administration, since 2012, under a program referred to as the DC Make-Up Program, the Company pays executives a cash payment equal to the Company contributions prescribed under the applicable tax-qualified plan formulas that exceed statutory limits. In addition, Canadian executives receive a cash payment equal to the employer contribution they would have received on their annual incentive awards as if the broad-based plan had provided an employer contribution on these awards. The named executive officers other than Mr. Tremblay each received payments under the DC Make-Up Program totaling 10% of their compensation. Mr. Tremblay received payments totaling 8.5% of his compensation. The DC Make-Up Program does not allow executives to accumulate earnings on a deferred basis. The payments made pursuant to the DC Make-Up Program are reflected in the Summary Compensation Table under All Other Compensation because the contributions are not deferred compensation. The executives pay tax on the cash payment and no gross-up or other earnings are provided on these payments.

Even though the Company does not offer any supplemental retirement benefits that accumulate on a tax-deferred basis currently to executives, Mr. Laflamme and Mr. Vachon previously earned supplemental defined benefits under Company plans that were terminated effective upon the Company’s 2010 emergence from creditor protection proceedings. The supplemental defined benefits were reinstated under new arrangements pursuant to the plans of reorganization for Mr. Laflamme, Mr. Vachon, and other employees who waived and forfeited all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. The reinstated benefits are provided solely to honor prior contractual obligations, but with all supplemental defined benefits frozen as of December 31, 2010 based on service and earnings up to that date. None of the other named executive officers have any reinstated supplemental retirement benefits.

The frozen supplemental retirement benefits are paid using our general assets. For the Canadian executives, payments under a supplemental defined benefit plan are normally scheduled to be paid in monthly payments, which can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive. The Company has established protocols to secure a letter of credit for eligible executives at age 55 that guarantees their frozen supplemental retirement benefits. The Company has secured a letter of credit per its protocols for Mr. Laflamme.

Benefits provided through defined benefit plans are described more fully under Pension Benefits. The defined contribution plan benefits are described under DC Make-Up Program.

Severance and Change in Control Arrangements

We believe that the Company should provide reasonable severance benefits to its employees in the event of an involuntary termination without cause. With respect to the president and chief executive officer and all senior vice presidents, these severance benefits should reflect the fact that it may be difficult for them to find comparable employment within a short period of time. Severance benefits should help provide an opportunity for the Company and former employees to part ways in an efficient and effective manner.

In the event of a change in control, we believe that the interests of stockholders will be best served if the interests of the president and chief executive officer and all senior vice presidents are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders.

For each named executive officer except Mr. Garneau, severance protection is provided pursuant to the Company’s executive severance policy. The executive severance policy provides for a severance amount determined using a formula that provides six weeks of eligible pay per each year of service. Eligible pay takes into account base salary plus the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of the executive’s target incentive for the year of termination. The executive severance policy provides for a minimum of one year of severance and a maximum of two years of severance. Change in control protection under the executive severance policy does not provide greater severance amounts, but provides severance benefits if, within 12 months following a change in control, a senior executive resigns for good reason (i.e., due to conditions tantamount to a constructive dismissal).

The executive severance policy, in both a change in control or non-change in control context, does not provide any enhanced benefits in the form of, for example, subsidized continued health coverage or tax-gross ups. The impact of a termination on the current year incentive award and outstanding equity awards are determined pursuant to the incentive award and equity award plans.

Effective upon Mr. Garneau’s commencement of employment as president and chief executive officer on January 1, 2011, the Company entered into employment and change in control agreements with Mr. Garneau, which agreements provide severance protection in lieu of coverage under the executive severance policy. Mr. Garneau’s employment agreement provides similar severance pay to the executive severance policy in the event he is terminated without cause absent a change in control. Mr. Garneau’s change in control agreement provides an enhanced severance amount in the event of a termination without cause or good reason within 24 months after a change in control. The severance amount is equal to three times the sum of (i) his base salary in the year of termination, (ii) the average of the last two earned regular annual incentive awards, annualized, with a cap of 125% of his target incentive for the year of termination and (iii) the maximum amount of contributions the Company could have made on his behalf under the defined contribution plan program for the year of termination, plus $20,000 in lieu of outplacement services. The change in control agreement also provides subsidized continued health and life insurance coverage for up to three years following his termination date.

Perquisites

The named executive officers are entitled to receive an annual allowance intended to cover expenses for fiscal and financial advice, and such other perquisites as chosen by the executive. If an executive is not covered by the Company’s Frequent Business Travelers Policy, then the annual allowance may also be used for tax preparation fees. Mr. Garneau has a $50,000 annual allowance and the other named executive officers have a $12,000 annual allowance (payable in the currency of their country of residence). A fixed allowance balances the market practice of providing a certain level of perquisites with controlling costs to ensure the perquisites are not excessive. An annual allowance also provides the executives flexibility in selecting the perquisites that are suitable to their needs for a given year.

In addition, the Company also provides named executive officers with a comprehensive annual medical examination as well as a medical concierge service to allow for coordination of health needs in the event of medical issues, including while traveling abroad. In addition, any of these executives who is subject to taxation in both Canada and the U.S. as a result of their business travel is provided a payment under the Company’s Tax

Equalization Policy generally equal to the difference between his or her respective home tax liability and actual taxes paid, as well as a gross-up on that difference, all of which is intended to limit the executive’s tax liability to the liability in the executive’s home country.

The compensation committee has discretion to approve additional perquisites from time to time. The named executive officers are responsible for any tax consequences related to their use and receipt of the perquisites.

Stock Ownership Guidelines

The compensation committee adopted stock ownership guidelines for all its senior vice presidents, including each of the named executive officers, and certain of its vice presidents. The ownership guideline is a multiple of the executive’s base salary. Under the guidelines, Mr. Garneau must own shares of Company stock equal to 4.5 times base salary while the other named executive officers and other senior vice presidents must own shares of Company stock equal to 2.5 times base salary. For purposes of the guidelines, all shares directly owned and unvested RSUs are included in the calculation. Unexercised stock options are not included in the calculation. Until the stock ownership requirement is met, executives must hold all shares (excluding shares withheld for taxes) received upon settlement of RSUs and PSUs and a number of shares equal to 50% of any gain realized upon option exercise. To determine whether a named executive officer has met the stock ownership requirement, each named executive officer’s base salary is converted to U.S. dollars using the exchange rate at the time of measurement, and the shares held by the named executive officer are calculated on the basis of fair market value of the common stock at the time of measurement. The compensation committee annually reviews the extent to which the named executive officers have met the stock ownership requirement. The named executive officers hold their shares in compliance with the guidelines, but did not meet the stock ownership requirement as of December 31, 2014.

Deductibility of Compensation—Section 162(m) of the U.S. Internal Revenue Code

In order to maintain flexibility to attract and retain qualified executives, the Company considers the deductibility rules of Section 162(m) of the U.S. Internal Revenue Code, or the “Code”, to the extent applicable, but retains the discretion to make compensation awards whether or not the compensation is deductible.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Resolute Forest Products Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The independent members of the compensation committee have reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussion, the independent members of the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Michael S. Rousseau (Chair)

Jennifer C. Dolan

Jeffrey A. Hearn

David H. Wilkins

Tabular Disclosure of Executive Compensation

The following table sets forth information concerning all compensation earned by the Company’s named executive officers for 2012, 2013 and 2014:

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Declined Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compen- sation (5)	Total	Total, Less Declined Non-Equity Incentive Plan Compen- sation (6)
Richard Garneau,	2014	$925,820	$219,924	(7)	$2,165,350	$—	$447,178	$—	$—	$199,747	$3,958,019	$3,958,019
President and chief executive officer	2013	873,931	—		1,010,264	1,010,264	427,070	—	—	157,925	3,479,454	3,479,454
	2012	834,610	—		—	—	—	796,661	—	155,939	1,787,210	990,549

Jo-Ann Longworth	2014	429,502	66,034	(7)	541,806	—	201,405	—	—	89,236	1,327,983	1,327,983
Senior vice president and chief financial officer	2013	432,439	12,532		272,611	272,611	207,434	—	—	97,681	1,295,308	1,295,308
	2012	400,046	—		270,428	270,428	405,375	—	—	72,544	1,418,821	1,418,821

Yves Laflamme,	2014	367,975	84,862	(7)	464,192	—	172,553	—	300,127	79,862	1,469,571	1,469,571
Senior vice president, wood products, procurement and information technology	2013	374,149	47,163		233,559	233,559	177,718	—	44,464	91,633	1,202,245	1,202,245
	2012	375,666	—		237,339	237,339	355,776	—	426,316	75,922	1,708,358	1,708,358

Richard Tremblay	2014	338,100	48,920	(7)	417,396	—	149,206	—	—	61,685	1,015,307	1,015,307
Senior vice president, pulp and paper operations

Jacques P. Vachon,	2014	321,224	74,080	(7)	405,216	—	150,630	—	529,195	71,144	1,551,489	1,551,489
Senior vice president, corporate affairs and chief legal officer	2013	326,614	17,488		203,886	203,886	155,139	—	—	80,658	987,671	987,671
	2012	327,164	—		207,188	207,188	310,575	—	463,244	67,616	1,582,975	1,582,975

1.	Base salaries for all named executive officers other than Mr. Tremblay were established in Canadian dollars from January 1 through May 31, 2014, and have been converted to U.S. dollars using the average exchange rate for Canadian to U.S. dollars during that period, or $0.9095. Mr. Tremblay’s base salary was established in U.S. dollars from January 1 through May 31, 2014. As described in the CD&A, effective June 1, 2014, 53% of each named executive officer’s base salary was paid in Canadian dollars and 47% was paid in U.S. dollars. Amounts paid in Canadian dollars from June 1 through December 31, 2014 have been converted to U.S. dollars using the exchange rate on the applicable payroll date.

2.	Amounts in these columns reflect the aggregate grant date fair value under FASB ASC Topic 718 of RSUs and PSUs, respectively, awarded to Ms. Longworth and Messrs. Garneau, Laflamme, Tremblay and Vachon under the 2014 annual equity award.

Name	2014 Annual RSU Award	2014 Annual PSU Award	Total 2014 Equity Awards
Richard Garneau	$1,082,675	$1,082,675	$2,165,350
Jo-Ann Longworth	270,903	270,903	541,806
Yves Laflamme	232,096	232,096	464,192
Richard Tremblay	208,698	208,698	417,396
Jacques P. Vachon	202,608	202,608	405,216

The independent members of the board approved the 2014 annual equity award on October 3, 2014 with a November 6, 2014 grant date. The RSU award will vest 25% on each of the first four anniversaries of the grant date. The PSU award will vest on February 18, 2018. For all named executive officers, both awards are subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table.

3.	Amounts shown for 2014 reflect annual cash incentive awards earned under the 2014 STIP. After declining payment of the 2012 STIP award (as shown in the table), Mr. Garneau accepted payment of the 2013 and 2014 STIP awards. For all named executive officers, amounts earned reflect a percentage of the named executive officer’s base salary as of December 31, 2014, applying the currency policy the compensation committee approved on June 1, 2014. Except for Mr. Tremblay, awards to the named executive officers were established in Canadian dollars and have been converted to U.S. dollars as of December 31, 2014, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $0.8605. Mr. Tremblay was paid in U.S. dollars and the table shows the actual amount paid to him.

4.	Amounts in this column reflect an increase in the actuarial present values of benefits for Messrs. Laflamme and Vachon under applicable Canadian registered (i.e., tax-qualified) and Canadian supplemental pension plans established by Resolute FP Canada Inc. or Resolute, the “pension plans,” using discount rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The values of Canadian pension plan benefits for both Messrs. Laflamme and Vachon were converted to U.S. dollars using the exchange rate described in footnote (3). The changes in the actuarial present value of the benefits for 2014 for Messrs. Laflamme and Vachon are attributable to the change in the discount rate for 2014 and the interest growth under the pension plans. All benefits under the pension plans were frozen on or before December 31, 2010. Pursuant to the plans of reorganization, as of the Company’s December 9, 2010 emergence from creditor protection proceedings, all supplemental retirement plans were terminated, and the Company established new supplemental retirement plans to reinstate the benefits for participants who waived and forfeited any and all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. Additional discussion of pension benefits is provided after the “Pension Benefits for 2014” table below.

5.	Amounts in this column include the following basic company contributions allocated on behalf of the named executive officers pursuant to the Defined Contribution Retirement Plan for Non-Unionized Employees of Resolute Forest Products (the registered defined contribution plan) and additional cash payments to the named executive officers under the DC Make-Up Program equal to (i) company contributions under the registered plan formulas in excess of statutory limits, and (ii) the employer contribution they would have received on their annual incentive awards as if the registered plan had provided an employer contribution on these awards:

Name	Basic Company Contribution	Additional Cash Payment
Richard Garneau	$12,700	$120,603
Jo-Ann Longworth	12,651	51,291
Yves Laflamme	12,610	45,676
Richard Tremblay	22,100	12,994
Jacques P. Vachon	12,571	36,032

For all named executive officers other than Mr. Tremblay, the cash payments shown above and the perquisite allowances next described were established in Canadian dollars and have been converted to U.S. dollars using the average exchange rate for Canadian to U.S. dollars for 2014, or $0.9056. The cash payment and the perquisite allowance were paid in U.S. dollars to Mr. Tremblay.

Additional perquisites for all named executive officers include (i) a perquisite amount of $45,210 for Mr. Garneau, $12,000 for Mr. Tremblay, and $10,850 for all other named executive officers covering personal transportation, fiscal/financial advice, etc., (ii) a comprehensive annual medical examination with a value up to $2,717 for Mr. Garneau and his spouse and up to $1,358 for all other named executive officers and their spouses (if any), (iii) an annual medical referral with a value up to $906 for all named executive officers and their spouses and dependents (if any), (iv) a medical concierge service with a value of $1,358, (v) parking, and (vi) annual membership dues for two private clubs for Mr. Garneau and one private club for Ms. Longworth and Mr. Vachon.

6.	In light of Mr. Garneau’s declination of the 2012 STIP payment and additional disclosure under the column titled “Declined Non-Equity Incentive Compensation,” this column represents the total compensation granted and/or paid to Mr. Garneau in 2012.

7.	Amounts shown in this column represent discretionary awards approved by the compensation committee. As more fully discussed in the CD&A, these awards are based on the named executive officers’ individual demonstrated effectiveness and remarkable initiatives. These awards were converted to U.S. dollars using the exchange rate described in footnote (3).

Grants of Plan-Based Awards

Estimated Possible Payouts

Under Non-Equity Incentive

Plan Awards (1)

Name	Equity Award Grant Date	Date of Board Approval of Equity Award				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Richard Garneau	11/06/2014	10/03/2014				58,177			1,082,675
	11/06/2014	10/03/2014				58,177			1,082,675
	n/a	n/a	476,420	952,840	1,429,261

Jo-Ann Longworth	11/06/2014	10/03/2014				14,557			270,903
	11/06/2014	10/03/2014				14,557			270,903
	n/a	n/a	214,575	429,150	643,724

Yves Laflamme	11/06/2014	10/03/2014				12,472			232,096
	11/06/2014	10/03/2014				12,472			232,096
	n/a	n/a	183,836	367,673	551,509

Richard Tremblay	11/06/2014	10/03/2014				11,214			208,698
	11/06/2014	10/03/2014				11,214			208,698
	n/a	n/a	165,304	330,607	495,911

Jacques P. Vachon	11/06/2014	10/03/2014				10,887			202,608
	11/06/2014	10/03/2014				10,887			202,608
	n/a	n/a	160,480	320,961	481,441

1.	Amounts shown in the “Threshold,” “Target” and “Maximum” columns represent payout potential under the 2014 STIP before application of the aggregate payout limit of 7% of free cash flow, which could potentially reduce the payout on STIP awards despite achievement of the applicable performance measures. Amounts actually earned by the named executive officers under the 2014 STIP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The payout potential is based on the named executive officers’ base salaries as of December 31, 2014 (expressed in U.S. dollars based on the exchange rate for Canadian to U.S. dollars as of that date, or $0.8605).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of the plans, policies and arrangements governing the compensation awarded to our named executive officers, as set forth in the Summary Compensation Table and Grants of Plan-Based Awards table above. Compensation to which a named executive officer may be entitled upon a severance from employment, whether or not in connection with a change in control, is addressed below in Severance and Change in Control Arrangements.

For 2014, the primary elements of each named executive officer’s total compensation were base salary, cash awards pursuant to the Company’s short-term incentive plan, and long-term equity awards consisting of RSUs and PSUs granted on November 6, 2014. The DC Make-Up Program provides contributions limited under registered tax-qualified defined contribution plans in lieu of tax-deferred benefits that would otherwise be available under a supplemental defined contribution plan.

Base Salary

Base salaries for all named executive officers other than Mr. Tremblay were established in Canadian dollars from January 1 through May 31, 2014, and have been converted to U.S. dollars in the Summary Compensation Table. Mr. Tremblay’s base salary was established in U.S. dollars from January 1 through May 31, 2014. Effective June 1, 2014, 53% of each named executive officer’s base salary was paid in Canadian dollars and 47% was paid in U.S. dollars, based on the geographic location of the Company’s pulp and paper production capacity as of December 31, 2013. As a result, any amounts paid in Canadian dollars from June 1 through December 31, 2014 have been converted to U.S. dollars in the Summary Compensation Table.

For reasons described in the CD&A, the Summary Compensation Table reflects an increase in base salary from the 2013 levels and shows amounts actually paid in 2014. The increases described in the CD&A resulted in annual base salaries of $952,840, $429,150, $367,673, $330,607, $330,607 and $320,961 for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon, respectively, as of December 31, 2014.

Short-Term Incentive Compensation — 2014 STIP Awards

The named executive officers participated in the 2014 STIP, the material terms of which are described above in the CD&A. The threshold, target and maximum awards were 50%, 100% and 150% of base salary, respectively, and the applicable performance metrics were:

•	income from operations;

•	control of selling, general and administrative expenses, or “SG&A cost;”

•

frequency of safety incidents (i.e., the OSHA incident rate — measured by the number of days lost due to lost time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked);

•

severity of safety incidents (measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked); and

•	reduction of the number of Class 1 and 2 environmental incidents, as defined by our environmental policy (measured by year-over-year improvement).

The following tables show the threshold, target and maximum levels for each performance metric, as well as the applicable weighting assigned to each performance metric for purposes of determining awards to the named executive officers:

Performance Metric	Performance Level			Performance Metric	Weighting (% of STIP award)
	Threshold	Target	Maximum
Income from operations	$159 million	$199 million	$239 million	Income from operations	50%

SG&A cost	$147 million	$142 million	$137 million	SG&A cost	25%

Safety – Frequency (OSHA incident rate)	1.10	0.99	≤0.90 point	Safety – Frequency (OSHA incident rate)	15%

Safety – Severity rate	30	27	≤24points	Safety – Severity rate	5%

Environmental Incidents	5%	10%	≥15%	Environmental Incidents	5%

As described in the CD&A above, the Company generated income from operations below the threshold level; had SG&A cost between the threshold and target performance levels; and achieved an OSHA rate between the target and maximum performance levels, a severity rate between the threshold and target levels and improvement in environmental incidents at the maximum performance level. Accordingly, the compensation committee recommended, and the board approved, 2014 STIP awards to Ms. Longworth and Messrs. Garneau, Laflamme, Tremblay and Vachon at a level equal to 45.75% of their respective base salaries, as of December 31, 2014, applying the currency policy the compensation committee approved June 1, 2014.

Long-Term Incentive Compensation — Equity Awards

As described in the CD&A, on October 3, 2014, the independent members of the board approved equity awards of RSUs and PSUs to each of the named executive officers under the equity incentive plan in respect of their 2014 service with the Company.

The 2014 annual equity award granted to Mr. Garneau had a value of $2,165,350, representing 225% of his base salary. The 2014 annual equity awards granted to Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon had values of $541,806, $464,192, $417,396 and $405,216, respectively, representing 125% of their base salaries. The 2014 annual equity award is the largest portion of an executive’s total direct compensation, representing 38% of total direct compensation for the named executive officers (except for Mr. Garneau, where the percentage is 53%).

To determine the shares under both the RSU and PSU portions of the 2014 annual equity award, the compensation committee divided (i) 50% of the total award value by (ii) the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on the five business days immediately preceding November 6, 2014, or $18.61.

For all named executive officers, the 2014 RSU awards vest 25% on each of the first four anniversaries of the grant date as long as the executive remains employed through the applicable vesting dates. The 2014 PSU awards vest 100% on February 28, 2018 as long as the executive remains employed through that date. Additional RSUs and PSUs will be credited on unvested RSUs and PSUs, respectively, representing a number that is equivalent to any dividends that the Company may declare on its stock. RSUs and PSUs are ordinarily settled in Company common stock upon vesting. In the case of PSUs, the number of shares of Company stock earned and vested will equal (i) the average of the actual payout percentage determined for achievement of the corporate measures under the STIPs for 2015, 2016 and 2017, multiplied by (ii) the number of PSUs granted in the 2014 annual equity award. The aggregate payout limit of 7% of free cash flow is disregarded when determining the actual payout percentage.

The following table describes the effect of a named executive officer’s termination before the applicable vesting dates:

Key Provisions	RSU Awards	PSU Awards
Termination for Cause / Resignation Before Age 55 and Before Retirement Eligibility

Vesting and Settlement	All unsettled RSUs will be cancelled	All unsettled PSUs will be cancelled

Retirement On or After May 6, 2015 (Six Month Anniversary of Grant Date)

Vesting	RSUs continue to vest on each anniversary of grant date through November 6, 2018	PSUs become 100% vested on retirement date

Settlement	RSUs are settled following each vesting date	PSUs are settled on February 28, 2018 based on average actual payout percentage for corporate measures under STIPs for 2015, 2016 and 2017

Retirement Before May 6, 2015 / Resignation On or After Age 55 / Involuntary Termination Without Cause

Vesting	Pro rata vesting of RSUs equal to (i) the total number of RSUs awarded plus any dividend equivalents, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the grant date and the denominator of which is 48, including the portion that has already vested	Pro rata vesting of PSUs equal to (i) the total number of PSUs awarded plus any dividend equivalents, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the grant date and the denominator of which is 40

Settlement	RSUs are settled following the retirement or termination date	PSUs are settled on February 28, 2018 pro rata based on average actual payout percentage for corporate measures under STIPs for 2015, 2016 and 2017

Death or Disability

Vesting and Settlement upon Death or Disability from Grant Date through December 31, 2014	RSUs scheduled to vest on the next anniversary of the grant date (i.e., November 6) automatically vest on the death or Disability date, and are settled by March 15 of the following year

•      Pro rata vesting of PSUs equal to (i) the total number of PSUs awarded plus any dividend equivalents, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed from the grant date through December 31, 2015 and the denominator of which is 40

•      PSUs are settled by March 15, 2016, pro rata based on average actual payout percentage for corporate measures under STIP for 2015

Vesting and Settlement upon Death or Disability On and After January 1, 2015	Same as above

•      Pro rata vesting of PSUs equal to (i) the total number of PSUs awarded plus any dividend equivalents, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed from the grant date through December 31 of the year of death or disability and the denominator of which is 40

•      PSUs are settled by March 15 of the following year, pro rata based on average actual payout percentage for corporate measures under STIP for the completed STIP years before payout

Key Provisions	RSU Awards	PSU Awards
Key Definitions

“Disability”	The named executive officer’s eligibility for long-term disability benefits under a Company-sponsored plan

“Retirement”

•     Attainment of age 58; and

•     Completion of at least two years of service; and

•     Having a combined age and years of service (counting partial years) equal to at least 62.5; and

•     Not being entitled to receive a severance package

Employment Agreements and Offer Letters

The material terms of each officer’s employment arrangement are identified below, but any severance arrangement to which a named executive officer may be subject upon certain termination events, whether or not in connection with a change in control, is described below under Severance and Change in Control Arrangements.

Mr. Garneau

The Company entered into an amended and restated employment agreement with Mr. Garneau, dated February 26, 2014. The employment agreement continues in effect until death, disability, retirement or written notice of termination by Mr. Garneau or the Company, with certain ongoing restrictive covenants as described below. Under the terms of his employment agreement, Mr. Garneau is entitled to an annual base salary of $935,370 (in Canadian dollars) ($804,886 in U.S. dollars based on a December 31, 2014 exchange rate of $0.8605), subject to periodic adjustments, and is eligible to receive an annual incentive, as approved by the independent members of the board, under the Company’s annual short-term incentive plans adopted from time to time. Under his employment agreement, Mr. Garneau is also eligible to receive awards under the equity incentive plan and other benefits and perquisites.

Mr. Garneau is subject to a covenant not to disclose confidential information during the term of the agreement and for five years thereafter. In addition, Mr. Garneau is subject to covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company during the term of the agreement and, except as provided in his change in control agreement, for nine months thereafter (12 months in the case of a termination for “cause” (as defined under the employment agreement)).

Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon

Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon were employed pursuant to the following offer letters entered into with the Company:

Name	Effective Date	Position
Jo-Ann Longworth	August 31, 2011	Senior vice president and chief financial officer
Yves Laflamme	January 17, 2011	Senior vice president, wood products, procurement and information technology
Richard Tremblay	February 5, 2014	Senior vice president, pulp and paper operations
Jacques P. Vachon	March 1, 2012	Senior vice president, corporate affairs and chief legal officer

The offer letters entered into with Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon provide for an annual base salary. Base salaries are evaluated annually by the compensation committee. Before the increases effective June 1, 2014, the 2014 annual base salaries for Ms. Longworth and Messrs. Laflamme, and Vachon were $454,322, $389,240 and $339,787, respectively, in Canadian dollars ($390,949, $334,945 and $292,391, respectively, in U.S. dollars based on a December 31, 2014 exchange rate of $0.8605), and the 2014 annual base salary for Mr. Tremblay was $350,000 in U.S. dollars. Before June 1, 2014, base salaries for Ms. Longworth and Messrs. Laflamme and Vachon were established in Canadian dollars and the base salary for Mr. Tremblay, a U.S. resident, was established in U.S. dollars. As described in the CD&A, effective June 1, 2014, 53% of each named executive officer’s base salary was paid in Canadian dollars and 47% was paid in U.S. dollars.

Under their offer letters, Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon were eligible to receive annual incentives under the annual short-term incentive plans adopted by the Company from time to time, with a target payout of 100% of base salary. In 2014, they participated in the 2014 STIP with the same payout potential. They were also eligible to receive awards under the equity incentive plan, as determined by the board. Additionally, throughout their periods of employment in 2014, Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon were eligible for other benefits and perquisites.

Equity Awards

Outstanding Equity Awards at Fiscal Year-End 2014

The equity awards made to the named executive officers that were outstanding as of December 31, 2014 were the stock options granted in 2011 through 2013, the RSUs granted in 2011 through 2014, and the PSUs granted in 2014 under the equity incentive plan. The terms of the 2014 annual equity award are described in the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards table. The 2011 and 2012 annual equity awards have the same terms. The 2013 annual equity award generally mirrors the 2011 and 2012 annual equity award. As described in the CD&A, in 2014, the compensation committee retained the grant of RSUs on generally the same terms as the 2011 through 2013 awards, but replaced stock options with PSUs.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested(6)
			Exercisable	Unexercisable
Richard Garneau	01/09/2011	(1)	9,302	—	$23.05	01/08/2021	—		$—
	11/06/2013	(4)	33,016	99,045	15.66	11/06/2023	—		—
	11/06/2013		—	—	—	—	48,384	(4)	852,042
	11/06/2014		—	—	—	—	58,177	(5)	1,024,497
	11/06/2014		—	—	—	—	58,177	(5)	1,024,497

Jo-Ann Longworth	11/03/2011	(2)	19,625	6,541	16.45	11/02/2021	—		—
	11/03/2011		—	—	—	—	3,324	(2)	58,536
	11/08/2012	(3)	24,189	24,188	11.41	11/07/2022	—		—
	11/08/2012		—	—	—	—	11,850	(3)	208,679
	11/06/2013	(4)	8,909	26,726	15.66	11/06/2023	—		—
	11/06/2013		—	—	—	—	13,056	(4)	229,916
	11/06/2014		—	—	—	—	14,557	(5)	256,349
	11/06/2014		—	—	—	—	14,557	(5)	256,349

Yves Laflamme	01/09/2011	(1)	24,092	—	23.05	01/08/2021	—		—
	11/03/2011	(2)	19,065	6,354	16.45	11/02/2021	—		—
	11/03/2011		—	—	—	—	3,229	(2)	56,863
	11/08/2012	(3)	21,229	21,229	11.41	11/07/2022	—		—
	11/08/2012		—	—	—	—	10,400	(3)	183,144
	11/06/2013	(4)	7,633	22,898	15.66	11/06/2023	—		—
	11/06/2013		—	—	—	—	11,185	(4)	196,968
	11/06/2014		—	—	—	—	12,472	(5)	219,632
	11/06/2014		—	—	—	—	12,472	(5)	219,632

Richard Tremblay	11/03/2011	(2)	8,613	2,870	16.45	11/02/2021	—		—
	11/03/2011		—	—	—	—	1,459	(2)	25,693
	11/08/2012	(3)	8,969	8,968	11.41	11/07/2022	—		—
	11/08/2012		—	—	—	—	4,394	(3)	77,378
	11/06/2013	(4)	3,359	10,076	15.66	11/06/2023	—		—
	11/06/2013		—	—	—	—	4,922	(4)	86,676
	11/06/2014		—	—	—	—	11,214	(5)	197,479
	11/06/2014		—	—	—	—	11,214	(5)	197,479

Jacques P. Vachon	01/09/2011	(1)	25,203	—	23.05	01/08/2021	—		—
	11/03/2011	(2)	16,205	5,401	16.45	11/02/2021	—		—
	11/03/2011		—	—	—	—	2,745	(2)	48,339
	11/08/2012	(3)	18,532	18,532	11.41	11/07/2022	—		—
	11/08/2012		—	—	—	—	9,078	(3)	159,864
	11/06/2013	(4)	6,663	19,989	15.66	11/06/2023	—		—
	11/06/2013		—	—	—	—	9,765	(4)	171,962
	11/06/2014		—	—	—	—	10,887	(5)	191,720
	11/06/2014		—	—	—	—	10,887	(5)	191,720

1.	These awards are fully vested and exercisable.

2.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 3, 2015. The first tranche vested November 3, 2012, the second tranche vested November 3, 2013 and the third tranche vested November 3, 2014.

3.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 8, 2015 and November 8, 2016. The first tranche vested November 8, 2013 and the second tranche vested November 8, 2014.

4.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 6, 2015, November 6, 2016 and November 6, 2017. The first tranche vested November 6, 2014.

5.	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 6, 2015, November 6, 2016, November 6, 2017 and November 6, 2018.

6.	The fair market value shown is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61.

Option Exercises and Stock Vested for 2014

The options that were exercisable in 2014 were those awarded under the emergence equity award, approved upon emergence with a January 9, 2011 grant date, and under the 2011 through 2013 annual equity awards. As shown in the following table, only Mr. Laflamme exercised a portion of his vested options in 2014, which exercise was in compliance with the stock ownership guidelines. All exercisable options remained outstanding for the other named executive officers.

Option Awards
	Emergence Equity Award		2011 Annual Equity Award		2012 Annual Equity Award		2013 Annual Equity Award
Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on exercise	Value realized on exercise
Richard Garneau(1)	—	$—	—	$—	—	$—	—	$—
Jo-Ann Longworth(1)	—	—	—	—	—	—	—	—
Yves Laflamme	—	—	19,065	63,345	11,230	171,479	7,633	22,953
Richard Tremblay(1)	—	—	—	—	—	—	—	—
Jacques P. Vachon	—	—	—	—	—	—	—	—

1.	Ms. Longworth and Mr. Tremblay were not employees at the time emergence equity awards were made. In addition, per Mr. Garneau’s request, he did not receive 2011 and 2012 annual equity awards.

The number of shares acquired on the vesting of outstanding RSUs granted under the emergence equity award and the 2011 through 2013 annual equity awards, and the value realized on the applicable vesting dates, are set forth in the following table.

	Stock Awards
	Emergence Equity Award		2011 Annual Equity Award		2012 Annual Equity Award		2013 Annual Equity Award
Name	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized on vesting	Number of shares acquired on vesting	Value realized on vesting
Richard Garneau(1)	—	$—	—	$—	—	$—	16,128	$304,577
Jo-Ann Longworth(1)	—	—	3,324	62,524	5,925	108,931	4,352	82,188
Yves Laflamme	936	16,071	3,229	60,737	5,200	95,602	3,729	70,422
Richard Tremblay(1)	—	—	1,459	27,444	2,197	40,392	1,641	30,990
Jacques P. Vachon	979	16,809	2,745	51,633	4,540	83,468	3,255	61,471

1.	Mr. Garneau’s emergence equity award did not include RSUs, and Ms. Longworth and Mr. Tremblay were not employees at the time emergence equity awards were made. In addition, per Mr. Garneau’s request, he did not receive 2011 and 2012 annual equity awards.

Compensation Risk Assessment

In 2014, the Company, through an internal committee, assessed whether any elements of the Company’s compensation policies and practices encourage excessive and unnecessary risk-taking, and, if so, whether the level of risk encouraged is reasonably likely to have a material adverse effect on the Company. The internal committee was composed of the senior vice president and chief financial officer; the senior vice president, corporate affairs and chief legal officer; the senior vice president, human resources; and members of the human resources staff. Hugessen Consulting provided input into the process and elements to review and provided information on market best practices. The process identified the compensation plans and practices and related key features, assessed the risk related to each of them (taking into account enterprise risk) and compared the plan and practices with market best practices. The compensation committee and Hugessen Consulting reviewed and commented on the internal committee’s findings.

Following this review, we believe that the design of our compensation policies and practices encourages employees to remain focused on both our short-term and long-term goals, and the compensation programs are not reasonably likely to have a material adverse effect on the Company. For example, the replacement of options with PSUs in the annual equity grant aligns the executive team with the STIP metrics over a multi-year period. However, the review identified certain best practices which the Company decided to implement. For example, the compensation committee will progressively increase its use of discretionary awards to certain executives based on individual demonstrated effectiveness and remarkable initiatives.

Pension Benefits

This section describes the accumulated benefits, if any, of each of the named executive officers under Company-sponsored defined benefit pension plans. The table below shows the present value of accumulated benefits, if any, payable to each of the named executive officers, including the number of years of service credited to them under each applicable plan. The benefits were determined using the interest rates and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits for 2014

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Richard Garneau(2)	n/a	—	$—	$—
Jo-Ann Longworth(2)	n/a	—	—	—
Yves Laflamme	Registered Plan (Canada)	28.51	1,442,095	—
	Supplemental Plan (Canada)	28.51	2,101,302	—
Richard Tremblay(2)	n/a	—	—	—
Jacques P. Vachon	Registered Plan (Canada)	11.58	663,770	—
	Supplemental Plan (Canada)	25.50	2,606,346	—

1.	The present value of accumulated benefits under the Canadian registered and supplemental pension plans sponsored by Resolute FP Canada Inc. or Resolute is determined based on the assumptions used in the Company’s financial statements, as described in Note 14 of the Consolidated Financial Statements, except that each named executive officer’s retirement age was assumed to be the earliest age upon which an unreduced pension is payable under the plan(s) in which he was a participant as of December 31, 2014, the benefits include service earned before 2011 and the values of Canadian pension plan benefits for Messrs. Laflamme and Vachon were converted to U.S. dollars using the exchange rate for Canadian to U.S. dollars as of December 31, 2014, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date, or $0.8605. These assumptions are further described in the narratives below.

2.	Ms. Longworth and Messrs. Garneau and Tremblay do not have accrued benefits in any Company-sponsored defined benefit pension plans. Instead, their retirement benefits are provided exclusively through the Company’s registered plan and the DC Make-Up Program. Retirement benefits for Messrs. Laflamme and Vachon for current service are similarly provided exclusively through these arrangements after 2010. The DC Make-Up Program is further described below.

The named executive officers did not earn pension benefits in 2014, other than due to changes in their final average earnings under the Resolute FP Canada registered pension plan (as described below).

The following discussion describes the terms of the pension plans applicable to Messrs. Laflamme and Vachon for service before January 1, 2011. No other named executive officer has pension benefits accrued under defined benefit pension plans (either registered or the reinstated supplemental plans, both as described below).

Before their pension benefits were frozen as described below, Messrs. Laflamme and Vachon earned benefits under Canadian pension plans that were either registered or non-registered. A “registered plan” means the plan is intended to be qualified for favorable tax treatment under the Canadian Income Tax Act, or the “ Income Tax Act .” In contrast, a “ non-registered plan “ is not qualified for this favorable tax treatment and provides to a select group of management and highly compensated employees additional pension benefits that cannot be provided under the registered plans because of statutory limitations or an overall benefit that is offset by the benefit provided under the registered plan.

Pursuant to the plans of reorganization, the non-registered plans were terminated and those accumulated benefits were reinstated under new non-registered plans, “the 2010 Canadian DB SERPs,” for certain participants, including Messrs. Laflamme and Vachon. The reinstated benefits were frozen as to benefit service and earnings (but not vesting service) as of December 31, 2010.

Messrs. Laflamme and Vachon have pension benefits payable under legacy Abitibi Canadian pension plans (now sponsored by Resolute FP Canada Inc.). Pension benefits under the 2010 Canadian DB SERPs were frozen for Messrs. Laflamme and Vachon effective December 31, 2010. However, pensionable earnings continue to grow under the registered plan and impact what is payable between the 2010 Canadian DB SERPs and the registered plan. The following describes the pension benefits payable under these plans.

The reinstated accrued benefits provided to Messrs. Laflamme and Vachon under the 2010 Canadian DB SERPs are determined pursuant to a traditional pension plan formula based on years of credited service and a percentage of final average compensation. The 2010 Canadian DB SERPs provide an overall pension benefit that is offset by the benefit payable under the registered plans, including any registered plan benefits that have been commuted. The registered plans limit the amount of the pension benefit payable due to statutory constraints.

Pension Formula

These Canadian pension plans generally provide total pension benefits equal to 2% of final average compensation multiplied by years of credited service with the Company and its related entities, up to 35 years of service. As a result of the benefit service freeze described above, the pension benefits for Messrs. Laflamme and Vachon under the 2010 Canadian DB SERPs take into account their years of credited service through December 31, 2010.

Compensation used under the formulas depends on the period for which years of service are credited. For years of credited service through December 31, 2008, final average compensation is the sum of (i) average monthly base salary based on the best 60 consecutive months of base salary within the last 120 months and (ii) the best five annual incentive awards in the last ten years. For years of credited service after December 31, 2008, final average compensation is the average of the five highest consecutive calendar years of eligible earnings in the last 10 years. Eligible earnings in a given calendar year is the sum of the base salary and the incentive award paid under an annual incentive plan (excluding any special incentive awards unless authorized by the Company). The paid incentive award component is capped at 125% of the target incentive award of each year.

Beginning January 1, 2009 through December 31, 2010, Messrs. Laflamme and Vachon were required to contribute to the Abitibi registered plan. Their contributions were equal to 5% of their pensionable earnings up to the U.S. compensation limit ($245,000 in 2009 and 2010). Contributions were credited with interest at the average net rate of return of the pension fund of the Abitibi registered plan over the preceding two calendar years.

Once participants attain age 55, they can retire early. The total pension payable is unreduced if the participant retires at age 58 and the sum of his age and years of service is at least 80. If a participant is not eligible for an unreduced benefit and has completed 20 years of service, the total pension payable is reduced by 6% for each year (or 0.5% for each month) between his retirement date and the date he would have attained age 58 and the sum of his age and years of service would have equaled at least 80 had he continued employment. If the participant has less than 20 years of service, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that the retirement occurs. A participant who terminates employment with the Company and its related entities for any reason before attaining age 55 is eligible for an unreduced pension payable at age 65, but may elect to receive a reduced pension at any time before age 65. If his employment was terminated involuntarily, his pension payable is reduced by 6% for each year (or 0.5% for each month) between the date payments commence and the date on or after attainment of age 58 that the sum of his age and years of service would have equaled at least 80 had he continued employment. If his employment was terminated voluntarily, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that payments commence.

Time and Form of Payment

The legacy Abitibi Canadian pension plans provide for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and his spouse, if any. For the Canadian executives who are not subject to U.S. tax law, the annuities can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive and the Company has established security protocols. At the executive’s age 55, the Company will undertake to secure the executives’ supplemental retirement benefits by a letter of credit. As of the time this proxy was filed, the Company has secured the Canadian DB SERP benefits of Mr. Laflamme and approved a separate guarantee of Mr. Vachon’s Canadian DB SERP benefits.

Assumptions for Pension Benefits Table Value

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2014. The interest rate and mortality table used are the same as those used for our financial statements, which are a 3.9% interest rate and the 2014 Private Sector Canadian Pensioner’s Mortality Table including an increase of the rates of 3.5%, projected generationally using Scale B, and no presumption for pre-retirement mortality. Benefits were calculated assuming retirement on the date an executive attains age 58 with the sum of his age and years of service equaling at least 80. In addition, the final average earnings used for the calculation of the accumulated benefit as of December 31, 2014, as shown in the Pension Benefits table, are: for years of service credited through December 31, 2008, Mr. Laflamme, $351,019, and Mr. Vachon, $430,420; and for years of service credited after December 31, 2008, Mr. Laflamme, $314,182, and Mr. Vachon, $401,042.

DC Make-Up Program

Following its 2011 termination of its nonqualified, non-registered deferred compensation plan, the Company implemented, in 2012, the DC Make-Up Program to provide Company contributions to eligible employees who are limited by the statutory rules on the amount of compensation that can be taken into account under the registered tax-qualified defined contribution plans. In addition, because the registered tax-qualified plans do not provide contributions on awards payable pursuant to STIPs for Canadian employees, the DC Make-Up Program also provides these contributions. The Company chose to provide these contributions on a current taxable basis instead of a tax-deferred basis. These contributions are reflected in the Summary Compensation Table under All Other Compensation because the contributions are not deferred compensation.

Severance and Change in Control Arrangements

The following is a discussion of the policies and arrangements to which a named executive officer becomes subject upon certain termination events, with or without a change in control of the Company. During 2014, all named executive officers except Mr. Garneau were covered by the Company’s executive severance policy. Severance protection for Mr. Garneau was provided under his employment agreement and, in the case of a termination with a change in control, a separate change in control agreement.

The material terms of the executive severance policy, the severance provisions of Mr. Garneau’s employment agreement and Mr. Garneau’s change in control agreement are described below. In all cases, to be eligible for severance benefits, the named executive officers must agree to certain restrictive covenants intended to mitigate the competitive disadvantage that would result from losing executive talent to competitors of the Company:

•

The executive severance policy requires eligible executives to protect confidential information. In addition, to receive benefits under the executive severance policy, an eligible executive must sign a release containing non-compete, non-solicitation and confidentiality covenants.

•

Mr. Garneau’s employment agreement includes covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company for a 12-month period following a termination for “cause” (as defined in the employment agreement) or a nine-month period following a termination for any other reason, except that these covenants do not apply in the case of a termination without “cause” by the Company or for “good reason” by Mr. Garneau pursuant to the change in control agreement (as defined thereunder). In addition, a confidentiality covenant is effective for a five-year period following a termination for any reason.

The following table describes the material terms of the executive severance policy and the severance provisions of Mr. Garneau’s employment and change in control agreements (with all descriptions qualified by the actual terms of the policy and agreements):

Key Provisions	Executive Severance Policy	Mr. Garneau’s Employment and Change in Control Agreements
Termination Without Cause (No Change in Control)

Severance pay(1)

•    Lump sum payment equal to 6 weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and a maximum of 104 weeks

•    “Eligible pay” is base pay, plus the lesser of (i) average of last 2 incentive awards paid or (ii) 125% of target incentive award for year of termination

•    Same severance pay as under executive severance policy, plus immediate vesting of outstanding equity awards

•    “Eligible pay” is base pay, plus the lesser of (i) average of last 2 incentive awards earned or (ii) 125% of target incentive award for year of termination

Termination Without Cause or for Good Reason On or After Change in Control

Time period during which change in control benefits are payable	Eligible termination within 12 months after change in control	Eligible termination within 24 months after change in control

Severance pay(1)	Same severance pay as when there is no change in control

The following amounts, reduced to minimize excise tax liability under Code Section 4999:(2)

•    Lump sum payment equal to:

•    3 times base salary as in effect on his termination date, plus

•    3 times the lesser of (i) average of his last 2 incentive awards earned or (ii) 125% of target incentive award for year of termination, plus

•    3 times maximum Company contributions he could have received under Company’s defined contribution program (if any) for year of termination, plus

•    $20,000 in lieu of individual outplacement services

•    Immediate vesting of outstanding equity awards

Key Provisions	Executive Severance Policy	Mr. Garneau’s Employment and Change in Control Agreements

•     Eligibility for Company-provided health care and life insurance coverage, with premiums payable at the rates then in effect for executives, until the earlier of 36 months after his termination date or the date he becomes covered under another employer’s health care and life insurance programs

Key Definitions

“Cause”	Just cause, determined by the Company in its sole discretion

•     Willful failure to carry out duties under employment agreement, to materially comply with Company’s rules and policies, or to follow board’s reasonable instructions or directives consistent with duties and responsibilities under employment agreement

•     Acting dishonestly or fraudulently in connection with the Company’s business, or willful gross misconduct in the course of employment, in each case resulting in adverse consequences to the Company or its affiliates

•     Personal profiting from a transaction involving the Company or its affiliates without prior written consent of board, or other material breach of fiduciary duties

•     Criminal offense punishable by imprisonment likely to adversely affect the Company or its affiliates or the suitability of Mr. Garneau to perform duties under employment agreement

•     Material breach of employment agreement

•     Material misconduct detrimental to business or financial position of the Company or its affiliates

•     Serious personal misconduct detrimental injurious to reputation of the Company or its affiliates

•     Habitual inability to carry out functions of employment due to alcohol or drug related causes (with 30 day notice and cure period)

•     Any serious reason pursuant to Article 2094 of the Civil Code of Québec

“Good reason”

•     Material adverse change in status, title, position, duties or responsibilities (including reporting line relationships), or any removal from, or failure to reappoint to, any material office or position

•     Material reduction in aggregate compensation and benefits

•     Material change in status, title, position, duties or responsibilities (including reporting line relationships) that represents substantial adverse change, or any removal from, or failure to reappoint to, any material office or position

•     Material reduction in aggregate compensation and benefits

•     Material reduction in base salary

Key Provisions	Executive Severance Policy	Mr. Garneau’s Employment and Change in Control Agreements

	• Material reduction in salary • Material change in geographic location at which services are to be performed	• The Company’s failure to obtain from any successor its assent to assume the change in control agreement • Material change in geographic location at which services are to be performed

Good reason “notice and cure period”	• Executive must provide notice within 90 days after initial existence of “good reason” condition • Company has 30 days to remedy condition after receiving notice

“Change in control”

•    Acquisition of at least 50% of Company’s voting shares

•    Election or appointment of at least 50% new directors

•    Transaction(s) resulting in a transfer of assets with fair market value (net of existing liabilities transferred) of at least 50% of Company’s market capitalization immediately before the transaction(s)

•    Completion of any transaction or the first of a series of transactions that would have the same or similar effect as any transaction(s) described in the prior three bullets

1.	For the named executive officers other than Mr. Garneau, vesting of outstanding equity awards is not automatically accelerated. However, the equity incentive plan provides the compensation committee discretion to accelerate the exercisability of outstanding stock options upon a termination with or without a change in control.

2.	If the aggregate amount of pay and benefits payable to Mr. Garneau under the change in control agreement would constitute a “parachute payment” subject to excise tax under Section 4999 of the U.S. Internal Revenue Code, his aggregate pay and benefits would be reduced to the greater of (i) the after-tax amount which he would retain after all federal, state and local income taxes and all excise taxes under Section 4999, or (ii) the after-tax amount which he would retain after all federal, state and local income taxes if his aggregate pay and benefits were reduced to the maximum amount payable without triggering the excise tax liability under Section 4999.

Severance Projection in the Case of Non-Change in Control, Non-Cause Termination

If Ms. Longworth or Messrs. Laflamme, Tremblay or Vachon had been terminated without cause on December 31, 2014, absent a change in control, they would have received the following benefits under the Company’s executive severance policy described above. Amounts shown for Mr. Garneau are pursuant to his employment agreement.

	Richard Garneau		Jo-Ann Longworth		Yves Laflamme		Richard Tremblay		Jacques P. Vachon
Base Salary (1—2X)(1)	$952,841		$429,150		$735,346		$330,607		$641,921
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid (1—2X)	437,124	(2)	306,405	(3)	533,494	(3)	107,281	(3)	465,714	(3)
All Other Severance Compensation	3,002,772	(4)	255,158	(5)	222,011	(5)	172,283	(5)	195,863	(5)

Total	4,392,737		990,713		1,490,851		610,171		1,303,498

1.	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon of $952,841, $429,150, $367,673, $330,607 and $320,961, respectively (expressed in U.S. dollars based on a ratio of 53% payable in Canadian dollars and 47% payable in U.S. dollars, as described in footnote (1) to the Summary Compensation Table, with the portion payable in Canadian dollars converted to U.S. dollars using the exchange rate as of December 31, 2014, or $0.8605).

2.	Pursuant to his employment agreement, Mr. Garneau’s severance pay is based on the average of his last two short term incentive awards earned, rather than paid. He earned awards under the 2013 and 2014 STIPs.

3.	For disclosure purposes, cash incentive award calculations for Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon are based on the average of their 2012 and 2013 regular incentive awards paid.

4.	Assumes (i) payment of a 2014 STIP award of $447,178, (ii) outplacement counseling services with a value of $17,210, (iii) immediate pro rata vesting of 99,045 options under Mr. Garneau’s 2013 annual equity award, with a value realized of $193,138 based on the spread between the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61, and the applicable exercise price (i.e., $15.66 for the 2013 annual option award), (iv) immediate pro rata vesting of 106,561 RSUs granted to him pursuant his 2013 and 2014 annual equity awards, with a combined fair market value of $1,876,539 and (v) immediate pro rata vesting of 58,177 PSUs granted pursuant his 2014 annual equity award, with a fair market value of $468,707 based on the actual payout percentage for corporate measures under the 2014 STIP.

5.	Assumes (i) payment of a 2014 STIP award (including any adjustment described in the CD&A and the Summary Compensation Table), (ii) outplacement counseling services with a value of $17,210 for Ms. Longworth and Messrs. Laflamme and Vachon and $5,800 for Mr. Tremblay, and (iii) immediate vesting of a pro rata portion of stock options, RSUs and PSUs. The number and value of options, RSUs and PSUs that would vest upon termination is as follows:

•	Ms. Longworth: a 2014 STIP award of $201,405; 2,294 options, with a value realized of $8,323; 1,436 RSUs, with a fair market value of $25,288; 364 PSUs, with a fair market value of $2,933.

•	Mr. Laflamme: a 2014 STIP award of $172,553; 2,049 options, with a value realized of $7,335; 1,272 RSUs, with a fair market value of $22,400; 312 PSUs, with a fair market value of $2,514.

•	Mr. Tremblay: a 2014 STIP award of $149,206; 891 options, with a value realized of $3,135; 675 RSUs, with a fair market value of $11,887; 280 PSUs, with a fair market value of $2,256.

•	Mr. Vachon: a 2014 STIP award of $150,630; 1,777 options, with a value realized of $6,391; 1,104 RSUs, with a fair market value of $19,441; 272 PSUs, with a fair market value of $2,191.

The number of options, RSUs and PSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011, 2012, 2013 and 2014 annual equity awards. Because the final tranche of the emergence equity award vested on December 9, 2014 pursuant to its regular vesting schedule, no further vesting would occur as a result of a December 31, 2014 termination without cause.

The value of options, RSUs and PSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61. For options, the value is also based on the spread between the December 31, 2014 closing price and the applicable exercise price (i.e., $16.45, $11.41 and $15.66 for the 2011, 2012 and 2013 annual option awards, respectively). For PSUs, the value is also based on the actual payout percentage for corporate measures under the 2014 STIP.

Severance Projection in the Case of Non-Cause or Good Reason Termination Following a Change in Control

If Ms. Longworth or Messrs. Laflamme, Tremblay or Vachon had terminated employment for good reason on December 31, 2014, within 12 months following a change in control, they would have received the following amounts under the Company’s executive severance policy described above. Notably, for everyone except Mr. Garneau, the amounts payable upon an eligible termination following a change in control is the same as the amount payable upon an involuntary termination without cause absent a change in control. If Mr. Garneau’s employment had terminated without cause or for good reason on December 31, 2014, within 24 months following a change in control, he would have received the amounts shown pursuant to his change in control agreement.

	Richard Garneau		Jo-Ann Longworth		Yves Laflamme		Richard Tremblay		Jacques P. Vachon
Base Salary(1)	$2,858,522		$429,150		$735,346		$330,607		$641,921
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid	1,311,373	(2)	306,405		533,494		107,281		465,714
Welfare Plan Coverage	16,027		—		—		—		—
2014 STIP Award	447,178		201,405		172,553		149,206		150,630
3X Company Contributions under Defined Contribution Program for 2013	399,910		—		—		—		—
Outplacement	17,210		17,210		17,210		5,800		17,210
Value of Equity Awards	2,538,384	(3)	36,543	(4)	32,248	(4)	17,277	(4)	28,023	(4)

Total Pre-Tax Value	7,588,604		990,713		1,490,851		610,171		1,303,498
Excise Tax	99,020	(5)	—	(6)	—	(6)	—	(7)	—	(6)
Total Funding	$7,588,604		990,713		1,490,851		610,171		1,303,498

1.	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Tremblay and Vachon of $952,841, $429,150, $367,673, $330,607 and $320,961, respectively (expressed in U.S. dollars based on a ratio of 53% payable in Canadian dollars and 47% payable in U.S. dollars, as described in footnote (1) to the Summary Compensation Table, with the portion payable in Canadian dollars converted to U.S. dollars using the exchange rate as of December 31, 2014, or $0.8605). Pursuant to his change in control agreement, Mr. Garneau would receive three times his 2014 base salary in effect as of December 31, 2014.

2.	Pursuant to his change in control agreement, Mr. Garneau’s severance pay is based on the average of his last two short term incentive awards earned, rather than paid. He earned awards under the 2013 and 2014 STIPs.

3.	Assumes immediate vesting of 99,045 options under Mr. Garneau’s 2013 annual equity award, with a value realized of $193,138 based on the spread between the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61, and the applicable exercise price (i.e., $15.66 for the 2013 annual option award), 106,561 RSUs granted to him pursuant his 2013 annual equity award, with a fair market value of $1,876,539, and 58,177 PSUs granted pursuant his 2014 annual equity award, with a fair market value of $468,707 based on the actual payout percentage for corporate measures under the 2014 STIP.

4.	Assumes immediate vesting of a pro rata portion of stock options, RSUs and PSUs. The number and value of options, RSUs and PSUs that would vest upon termination is as follows:

•	Ms. Longworth: 2,294 options, with a value realized of $8,323; 1,436 RSUs, with a fair market value of $25,288; 364 PSUs, with a fair market value of $2,933.

•	Mr. Laflamme: 2,049 options, with a value realized of $7,335; 1,272 RSUs, with a fair market value of $22,400; 312 PSUs, with a fair market value of $2,514.

•	Mr. Tremblay: 891 options, with a value realized of $3,135; 675 RSUs, with a fair market value of $11,887; 280 PSUs, with a fair market value of $2,256.

•	Mr. Vachon: 1,777 options, with a value realized of $6,391; 1,104 RSUs, with a fair market value of $19,441; 272 PSUs, with a fair market value of $2,191.

The number of options, RSUs and PSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011, 2012, 2013 and 2014 annual equity awards. Because the final tranche of the emergence equity award vested on December 9, 2014 pursuant to its regular vesting schedule, no further vesting would occur as a result of a December 31, 2014 termination without cause.

The value of options, RSUs and PSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 31, 2014, or $17.61. For options, the value is also based on the spread between the December 31, 2014 closing price and the applicable exercise price (i.e., $16.45, $11.41 and $15.66 for the 2011, 2012 and 2013 annual option awards, respectively). For PSUs, the value is also based on the actual payout percentage for corporate measures under the 2014 STIP.

5.	Mr. Garneau is responsible for payment of the excise tax under Section 4999 and would not have been entitled to a gross-up payment in respect of any excise tax under Section 4999. Consequently, the number shown as Total Funding does not reflect the estimated amount of the excise tax.

6.	To the extent Ms. Longworth or Messrs. Laflamme or Vachon were subject to U.S. taxation in 2014, they could have been subject to the change in control excise tax under Section 4999 of the Code. In no event would they have been entitled to gross-up payments in respect of such tax pursuant to the executive severance policy or their individual award agreements.

7.	Mr. Tremblay was subject to U.S. taxation in 2014 and, consequently, could have been subject to the change in control excise tax under Section 4999 of the Code. In no event would he have been entitled to gross-up payments in respect of such tax pursuant to the executive severance policy or his individual award agreements.

INFORMATION ON STOCK OWNERSHIP

The following table includes all stock-based holdings, as of April 9, 2015, of: each of our directors and named executive officers; our directors and executive officers as a group; and all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned		Percent of Class(1)
Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada	29,044,012	(2)	30.6%
Steelhead Partners, LLC 333 108th Avenue NE, Suite 2010 Bellevue, Washington 98004	12,145,956	(3)	12.8%
Donald Smith & Co., Inc. 152 West 57th Street New York, New York 10019	8,486,646	(4)	9.0%
Michel P. Desbiens	7,725	(5)	*
Jennifer C. Dolan	7,725	(5)	*
Richard D. Falconer	27,251	(6)	*
Richard Garneau	50,669	(7)	*
Jeffrey A. Hearn	27,251	(6)	*
Yves Laflamme	30,869	(8)	*
Jo-Ann Longworth	66,274	(9)	*
Bradley P. Martin	13,639	(10)	*
Alain Rhéaume	27,251	(6)	*
Michael S. Rousseau	27,251	(6)	*
Richard Tremblay	27,936	(11)	*
Jacques P. Vachon	79,329	(12)	*
David H. Wilkins	27,251	(6)	*
Directors (including nominees) and executive officers as a group (16 persons)	488,415		*

*	Less than 1%

1.	Based on 94,789,512 shares of outstanding common stock as of April 9, 2015. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have beneficial ownership of the shares of common stock that the person has the right to acquire within 60 days of the date of determination, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, all the shares the person or persons has (have) the right to acquire within 60 days, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options, are deemed to be outstanding but are deemed not to be outstanding for the purpose of computing the percentage ownership of any other person. All numbers listed represent sole investment and voting power unless otherwise indicated.

2.

Based on an amended Schedule 13D filed on February 3, 2015, by Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Wentworth Insurance Company Ltd., Fairfax (US) Inc., Clearwater Insurance Company, Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Specialty Insurance Company,

Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Newline Holdings UK Limited, Newline Corporate Name Limited, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, Stonebridge Holding S.À.R.L., Stonebridge Re S.À.R.L., Fairfax Luxembourg Holdings S.À.R.L., Riverstone Holdings Limited, Riverstone Insurance Limited, 1823671 Ontario Limited, 1874616 Ontario Limited, 1874617 Ontario Limited, Northbridge Share Option 1 Corp., Northbridge Financial Corporation, Northbridge Commercial Insurance Corporation, Northbridge General Insurance Corporation, Northbridge Personal Insurance Corporation and Federated Insurance Company of Canada.

3.	Based on an amended Schedule 13G filed on February 17, 2015, by Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. James Michael Johnston and Brian Katz Klein report having shared voting and investment power over the shares they may be deemed to beneficially own.

4.	Based on a Schedule 13G filed by on February 3, 2015, by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P. Donald Smith & Co., Inc. reports having sole voting power over 6,413,886 shares and Donald Smith Long/Short Equities Fund, L.P. reports having sole voting power over 32,533 shares, and both report having sole dispositive power over 8,486,646 shares.

5.	Includes 7,725 vested RSUs or DSUs, as the case may be.

6.	Includes 9,302 shares of common stock that can be acquired by exercising vested stock options and 17,949 vested RSUs or DSUs, as the case may be.

7.	Includes 42,318 shares of common stock that can be acquired by exercising vested stock options and 8,351 vested RSUs.

8.	Includes 24,092 shares of common stock that can be acquired by exercising vested stock options.

9.	Includes 52,723 shares of common stock that can be acquired by exercising vested stock options and 13,551 vested RSUs.

10.	Represents vested DSUs.

11.	Includes 20,941 shares of common stock that can be acquired by exercising vested stock options and 6,995 vested RSUs.

12.	Includes 66,603 shares of common stock that can be acquired by exercising vested stock options and 12,674 vested RSUs.

MANAGEMENT PROPOSALS

Item 1 — Vote on the Election of Directors

Composition of the Board

The board fixed the board size at nine members; each of the nine current members of the board is standing for reelection to hold office until the 2016 annual meeting of stockholders. Each director nominee has been recommended for election by the human resources and compensation/nominating and governance committee and approved and nominated for election by the board. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Each director nominee has consented to serve if elected. Should any director nominee be unable to stand for election at the annual meeting, proxies will be voted in favor of such other person, if any, recommended by the human resources and compensation/nominating and governance committee and designated by the board.

Pursuant to our by-laws, as amended in December 2014, if any director nominee fails to receive a majority of the votes cast in an uncontested election of directors, such as the 2015 annual meeting, such director must promptly tender his or her resignation to the board. The human resources and compensation/nominating and governance committee will make a recommendation to the full board whether or not to accept such resignation. The board will publicly announce its decision regarding a tendered resignation within 90 days from the date the results of the election are certified.

Board Recommendation

The board unanimously recommends a vote FOR the election to the board of each of Michel P. Desbiens, Jennifer C. Dolan, Richard D. Falconer, Richard Garneau, Jeffrey A. Hearn, Bradley P. Martin, Alain Rhéaume, Michael S. Rousseau and David H. Wilkins. What follows is biographical information for each nominee and the qualifications considered in nominating each of them to the board.

Nominees

Michel P. Desbiens Age: 75 Director since: 2013

Mr. Desbiens has served on the Company’s board since the 2013 annual meeting of stockholders.

He has been an independent consultant since 2000, advising a number of clients in the forest products industry, during which time he served briefly as Quebecor World Inc.’s chief executive officer (international) and chief executive officer for part of 2002 and 2003. He had been president and chief executive officer of Donohue Inc. since 1994 when it was acquired by Abitibi-Consolidated Inc. (a predecessor entity of ours) in 2000, after which he served briefly as its chairman and a special advisor. Before then, he held a number of executive positions with Donohue Inc., Domtar Inc., Chapelle d’Arblay paper mill and Abitibi-Price Inc. (a predecessor entity of ours). Mr. Desbiens is a mechanical engineer.

Mr. Desbiens presently serves on the board of Rogers Sugar Inc. (Toronto Stock Exchange), and in the last five years has served on the boards of Cascades Inc. (Toronto Stock Exchange), Catalyst Paper Corp. (Toronto Stock Exchange) and Fibrek Inc., a subsidiary (previously on the Toronto Stock Exchange).

Director qualifications:

•    Management/operating experience — experienced executive officer with, and advisor to, a number of large publicly-held forest products industry companies

Jennifer C. Dolan Age: 68 Director since: 2013

Ms. Dolan has served on the Company’s board since the 2013 annual meeting of stockholders.

She retired from The New York Times Company in 2012 after a 33-year career, the last ten of which she spent as vice president of forest products, where she managed paper procurement and oversaw its equity investments in two paper mills, including as a member of the board of Donohue Malbaie Inc., a joint venture with the Company. Before then, she held a number of executive and senior finance roles. Ms. Dolan is a certified public accountant, and a member of the American Institute of Certified Public Accountants. She serves on no other public company board.

Director qualifications:

•    Management/operating experience — experienced executive, representing one of the largest consumer of newsprint in North America

•    Professional services & financial/accounting experience — certified public accountant

Richard D. Falconer Age: 70 Director since: 2010

Mr. Falconer has served on the Company’s board since we emerged from creditor protection on December 9, 2010, which we refer to as the “emergence date.”

He was vice chairman and managing director of CIBC World Markets Inc. until he retired in 2011. He joined Wood Gundy (now a division of CIBC World Markets Inc.) in 1970; his previous roles include financial analyst, director of research and co-head of investment banking. He has experience advising companies in the forest products industry.

Mr. Falconer serves as a board member of Chorus Aviation Inc. (Toronto Stock Exchange) and is chairman of Jaguar Mining Inc. (Toronto Stock Exchange). Jaguar Mining filed for creditor protection under the Companies’ Creditors Arrangement Act (Canada) in December of 2013 and emerged from creditor protection on April 22, 2014. Mr. Falconer is a board member for a number of not-for-profit organizations. Mr. Falconer is a Senior Partner at Verus Partners & Co.

Director qualifications:

•    Professional services & financial experience — senior position in Canadian investment banking industry

•    Management/operating experience — former vice chairman and managing director of a large Canadian investment banking firm

Richard Garneau Age: 67 Director since: 2010

Mr. Garneau has served on the board since June 2010 and has been our president and chief executive officer since January 1, 2011.

He served as president and chief executive officer of Catalyst Paper Corporation from 2007 through 2010 and as vice president of pulp and paper operations with Domtar Inc. from 2005 through 2007. Catalyst Paper filed for creditor protection under the Companies’ Creditors Arrangement Act (Canada) and Chapter 15 of the U.S. Bankruptcy Code in January of 2012. He also held a variety of roles at Norampac, Copernic.com, Future Electronics, St. Laurent Paperboard, Finlay Forest Industries and Donohue Inc.

He serves on no other public company board of directors.

Director qualifications:

•    Management/operating experience — experienced chief executive officer and senior executive officer with large publicly-held forest products industry companies

•    Professional services & financial/accounting experience — chartered professional accountant

Jeffrey A. Hearn Age: 63 Director since: 2010

Mr. Hearn has served on the Company’s board since the emergence date.

He retired from International Paper in April 2009, where he served as project executive with responsibility for implementing the company’s expanded manufacturing and market presence in Brazil. Before this assignment, Mr. Hearn held various other general business management, operations management and technology management positions in the U.S. and Canada, including as head of International Paper’s coated paperboard business. He was president and chief executive officer of Weldwood of Canada from 2000 to 2002, and has also served as chair of the Paperboard Mfg. and Converting Section of the American Forest Products Association and former vice-chair of the Forest Products Association of Canada. He was also Industry CEO representative for the B.C. Forest Products Forest Practices Reform Initiative.

He serves on no other public company board of directors.

Director qualifications:

•    Management/operating experience — experienced executive officer with large publicly-held forest products industry companies

•    Politics/government relations — experienced executive officer with trade associations in the forest productions industry

Bradley P. Martin Age: 55 Director since: 2012

Mr. Martin has served on the board since the 2012 annual meeting of stockholders.

Since March 9, 2012, he has served as vice president for strategic investments with Fairfax Financial Holdings Limited. He had been its vice president and chief operating officer since January 2007, and its corporate secretary since 2002. Before joining Fairfax in 1998, he was a partner with Torys LLP, a leading Canadian business law firm, specializing in mergers and acquisitions and securities law.

Mr. Martin currently serves as chairman of Ridley Inc. (Toronto Stock Exchange) and a member of the boards of Bank of Ireland (New York Stock Exchange, London Stock Exchange) and Eurobank Ergasias S.A. (Athens Stock Exchange). He has served in the last five years on the boards of Imvescor Restaurant Group Inc. (Toronto Stock Exchange), The Brick Ltd. (Toronto Stock Exchange) and Odyssey Re Group Limited (New York Stock Exchange).

Director qualifications:

•    Professional services & financial experience — former chief operating officer of a Canadian financial services company; former partner with a Toronto-based law firm

•    Management/operating experience — experienced executive officer with large publicly-traded company

Alain Rhéaume Age: 63 Director since: 2010

Mr. Rhéaume has served on the Company’s board since the emergence date.

He is founder and a managing partner at Trio Capital Inc. Before then, he was executive vice president and president of Fido, a subsidiary of Rogers Wireless Communications Inc., a role he assumed when Microcell Telecommunications Inc. was acquired by Rogers. Mr. Rhéaume was president and chief operating officer and previously served as chief financial officer of Microcell. Previously, Mr. Rhéaume was associate deputy minister of finance from 1987 to 1992 and deputy minister of finance from 1992 to 1996 in the provincial government of Québec.

He currently serves as a director of SNC-Lavalin Group Inc. (Toronto Stock Exchange), the Canadian Public Accountability Board, the Canadian Investors Protection Fund and Boralex Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of Redline Communications Group Inc. (Toronto Stock Exchange), Quebecor World Inc. (NYSE, Toronto Stock Exchange; no longer a public company), Diagnocure Inc. (Toronto Stock Exchange), Kangaroo Media Inc. (Toronto Stock Exchange Venture Exchange; no longer a public company), Boralex Power Income Fund (Toronto Stock Exchange) and other private companies.

Director qualifications:

•    Politics/government relations and financial/accounting experience — various senior finance positions with the government of the province of Quebec

•    Management/operating experience — several senior executive positions in the hi-tech industry

Michael S. Rousseau Age: 57 Director since: 2010

Mr. Rousseau has served on the Company’s board since the emergence date.

He has been executive vice president and chief financial officer of Air Canada since October 2007. He served as president of Hudson’s Bay Company from 2006 to 2007, and as executive vice president and chief financial officer from 2001 to 2006. Prior to Joining Hudson’s Bay Company in 2001, he held senior executive financial positions at other large international corporations, including Moore Corporation in Chicago, Silcorp Limited and the UCS Group (a division of Imasco Limited).

Mr. Rousseau currently serves on the board of EnerCare Inc. (Toronto Stock Exchange).

Director qualifications:

•    Management/operating experience — experienced executive with large publicly-traded companies

•    Professional services & financial/accounting experience — currently chief financial officer with Canada’s largest airline; chartered professional accountant

David H. Wilkins Age: 68 Director since: 2010

Ambassador Wilkins has served on the Company’s board since the emergence date.

He was nominated by President George W. Bush as United States ambassador to Canada in 2005, a position he held until January 20, 2009. Before this appointment, he practiced law for 34 years in Greenville, South Carolina, and has extensive experience in civil litigation and appellate practice. He was elected to the South Carolina House of Representatives in 1980 and served 25 years, culminating in his service as speaker of the House. He is currently a partner at Nelson Mullins Riley & Scarborough LLP and chairs the Public Policy and International Law practice group.

He serves on no other public company board of directors, but serves on other private company boards.

Director qualifications:

•    Professional services — experienced lawyer in public policy and international law

•    Politics/government relations — former U.S. ambassador to Canada and elected representative

Item 2 — Vote on the Ratification of the Appointment of PricewaterhouseCoopers LLP

The audit committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Our organizational documents do not require that our stockholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, the audit committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our stockholders to do so.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, including audit-related, tax and other services. The audit committee pre-approved all audit and permissible non-audit services provided by PwC in 2014.

The Company’s chief financial officer, chief accounting officer (or another officer designated by the board) and the independent registered public accounting firm must submit to the audit committee a request to provide any service that requires pre-approval. Each request must include a statement as to whether the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the audit committee to precisely identify the services requested. The audit committee may delegate pre-approval authority to its chair or one or more other committee members, but not to management. Any committee member with delegated authority must report all pre-approval decisions to the audit committee at its next scheduled meeting.

Other Information

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

Fees paid. The following table contains certain information on the fees paid to PwC for professional services rendered in the years ended December 31, 2014, and 2013, converted from Canadian to U.S. dollars at the average exchange rate in the applicable year.

Fee category	2014 fees	2013 fees
	(in thousands)
Audit fees	$2,711	$3,286
Audit-related fees	43	66
Tax fees	17	25
All other fees	47	50

Total fees	$2,818	$3,427

•

Audit fees. Audit fees consist of fees billed for professional services rendered in respect of the audits of annual consolidated financial statements and internal control over financial reporting for the years indicated, review of interim consolidated financial statements included in quarterly reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

•	Audit-related fees. Audit-related fees consist primarily of fees for other attestation engagements in respect of the fiscal years indicated.

•	Tax fees. Tax fees in each of 2014 and 2013 consisted primarily of tax compliance services for certain of our subsidiaries.

•	All other fees. All other fees in each of 2014 and 2013 consist mainly of translation services for the Company’s periodic reports.

Board Recommendation

The board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR ratification of the appointment.

Item 3 — Advisory vote to approve executive compensation

Rule 14a-21 under the Exchange Act requires that we give our stockholders the ability to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as the

“say-on-pay” vote. At our 2011 annual meeting, a majority of stockholders voted, consistent with the recommendation of the Company’s board of directors, to hold a stockholder advisory vote on a resolution to approve the compensation of the Company’s named executive officers annually. Accordingly, we intend to continue to provide annual say-on-pay votes.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the board believes, serves to promote the creation of long-term stockholder value and to position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation and short-term and long-term incentive awards is designed to enable the Company to attract and retain top quality executive talent while, at the same time, creating a close relationship between performance and compensation. Our human resources and compensation/nominating and governance committee and the board believe that the design of the program and the compensation awarded to our named executive officers thereunder fulfill this objective.

We are asking for stockholder approval of the compensation of our named executive officers, as we have disclosed in this proxy statement in accordance with SEC rules. The compensation disclosures are contained under the heading Compensation Discussion and Analysis, the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Accordingly, the board is requesting your approval of the following non-binding resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement for this annual meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table, the other related tables and the accompanying narrative.

This vote is advisory and therefore not binding on the Company, our human resources and compensation/nominating and governance committee, or the board. Nevertheless, the board and human resources and compensation/nominating and governance committee value the opinions of our stockholders and will review the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

Board Recommendation

The board unanimously recommends a vote FOR the approval of the Company’s executive compensation. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

Item 4 — Vote on the re-approval of the material terms of the performance goals in the equity incentive plan

The Resolute Forest Products Equity Incentive Plan, effective as of December 9, 2010 (“equity incentive plan”) gives the human resources and compensation/nominating and governance committee the authority to grant long-term incentive awards. The Company may condition payment of these awards on the achievement of certain performance measures. The Company previously adopted the equity incentive plan, which contains the performance criteria from which the Company will select, in connection with the Company’s emergence from creditor protection in 2010.

To allow the Company to maximize its tax deductions, we are asking for stockholder re-approval of the material terms of the performance criteria consistent with Internal Revenue Code Section 162(m) (“section 162(m)”). A company is limited to deducting $1,000,000 in compensation for the chief executive officer and the three most highly compensated named executive officers (other than the chief financial officer). The limit does not apply to compensation that is “performance-based” for section 162(m) purposes. For compensation to be qualified as performance-based, section 162(m) requires the stockholders to approve the material terms of the performance criteria every five years. The stockholders previously approved the material terms of the performance criteria in 2010 and the company is asking the stockholders to re-approve the material terms of the performance criteria this year.

For purposes of section 162(m), the material terms of the performance goals that must be approved include: (i) the employees eligible to receive compensation under the equity incentive plan, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied. The material terms are described below and are qualified, in their entirety, by the terms of the equity incentive plan, which is incorporated by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 filed November 9, 2012, SEC File No. 001-33776.

We are not asking for an increase in the number of shares available for grant under the equity incentive plan, any other amendment to the equity incentive plan or a re-approval of the equity incentive plan itself.

Eligibility. The following individuals are eligible to receive an award under the equity incentive plan: any officer or employee of the Company or its subsidiaries and affiliates, any director, consultant, advisor or other person providing services to the Company or its subsidiaries. Awards may include stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance stock units, deferred stock, deferred stock units, or cash based awards. The human resources and compensation/nominating and governance committee selects the individuals eligible to receive an award, the type of award and all the terms and conditions, including whether any award is vested or payable upon the achievement of performance measures. Because the grant of awards under the equity incentive plan is subject to the discretion of the human resources and compensation/nominating and governance committee, it is not possible to determine the awards that will be made under the equity incentive plan.

Performance Criteria. If the human resources and compensation/nominating and governance committee establishes performance goals to be achieved for the payment of any or all of an award, the performance goals may be based on one or more of the following performance measures:

•        net earnings or net income (before or after taxes)

•        basic or diluted earnings per share (before or after taxes)

•        net revenue or net revenue growth

•        gross revenue or gross revenue growth, gross profit or gross profit growth

•        net operating profit (before or after taxes)

•        return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales)

•        cash flow measures (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis

•        earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA)

•        gross or net operating margins

•        enterprise value

•        sales

•        stockholder return

•        client retention

•        competitive market metrics

•        employee retention

•        timely completion of new product rollouts

•        timely launch of new facilities

•        objective measures of personal targets goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets)

•        system-wide revenues

•       productivity ratios

•       share price (including, but not limited to, growth measures and total stockholder return)

•       expense targets or cost reduction goals, general and administrative expense savings

•       operating efficiency

•       objective measures of customer satisfaction

•       working capital targets

•       measures of economic value added or other ‘value creation’ metrics

•       inventory control

•       market share

•       cost of capital, debt leverage year-end cash position or book value

•       strategic objectives, development of new product lines and related revenue

•       sales and margin targets or international operations

•       safety performance

•       environmental performance

Performance goals may be based upon the performance of the company as a whole, a subsidiary, division, department, function or an individual participant.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or to assets or net assets. The human resources and compensation/nominating and governance committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to any of the above performance measures.

Maximum Compensation. To comply with section 162(m), the human resources and compensation/nominating and governance committee has set the following individual limits to any awards that are performance based. The limits are subject to the anti-dilution provisions set forth in the equity incentive plan.

The human resources and compensation/nominating and governance committee typically awards a long-term incentive award equal to a certain percentage of an employee’s base salary. For the covered employees to whom section 162(m) applies and as further described in the Compensation Discussion and Analysis, the percentage is typically 225% of base salary for the chief executive officer and 125% of base salary for the other covered employees. The human resources and compensation/nominating and governance committee has favored a mix of awards and in 2014, awarded 50% in restricted stock units and 50% in performance share units.

•

Stock Options & SARs. The maximum number of shares that can be covered under a grant of an option or SAR to any one individual in any one year is 300,000. The exercise price cannot be less than the fair market value of a share of the Company’s common stock. Historically, when the human resources and compensation/nominating and governance committee has granted stock options, the exercise price was equal to the simple arithmetic mean between the highest and lowest prices per share at which the Company’s common stock was traded on the New York Stock Exchange on the trading day immediately preceding the grant date.

•

Other Equity Awards. The maximum number of shares that can be delivered to any one individual in any one year under any of the following awards that are intended to be performance based is 200,000 shares: unrestricted stock award, restricted stock award, restricted stock unit, performance stock, performance stock units, deferred stock or deferred stock units. The number of units subject to any award is determined by dividing the dollar value of the equity award by the volume weighted average of the highest and lowest prices per share at which the Company’s common stock was traded on the New York Stock Exchange on each of the five business days immediately before the grant date. This limit applies even if the award is settled in cash.

•

Cash Based Awards. For any cash based awards that are intended to be performance based, the maximum amount payable to any individual in any performance period is $200,000 multiplied by the number of calendar months included in the performance period. This limit applies even if the award is settled in stock.

Board Recommendation

The board unanimously recommends a vote FOR the re-approval of the material terms of the performance goals in the equity incentive plan. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors oversees our financial reporting, internal controls and audit function process on behalf of the board. The Company’s management is responsible for the financial statements and for maintaining effective internal control over financial reporting.

In carrying out its oversight responsibilities, the audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2014. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the “PCAOB.” The audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited financial statements for the year ended December 31, 2014, be included in the Company’s 2014 annual report on Form 10-K for filing with the SEC.

Jennifer C. Dolan

Richard D. Falconer

Alain Rhéaume (chair)

Michael S. Rousseau

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file reports of holdings and transactions in common stock with the SEC. Those persons are also required to furnish the Company with copies of all section 16(a) reports they file, which we post on our website at www.resolutefp.com/investors/sec_filings.

As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing section 16 reports on their behalf. Subject to the exception described below, based on a review of the copies of such reports and on written representations from the Company’s directors and executive officers, the Company believes that all section 16(a) filing requirements applicable to the Company’s directors, executive officers and stockholders were complied with during the most recent fiscal year.

Exception:

•

Based on a Form 4 filed on March 11, 2014, by Steelhead Partners, LLC, jointly with James Michael Johnston and Brian Katz Klein, as well as a separate Form 4 filed by Steelhead Navigator Master, L.P., the reporting persons failed to timely file reports in connection with three transactions in 2014.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the human resources and compensation/nominating and governance committee during 2014 was an officer or employee of the Company during 2014 or at any time in the past nor had reportable transactions with the Company.

OTHER BUSINESS

There is no other matter that the board currently intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote on them in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on December 26, 2015. Proposals should be addressed to the corporate secretary, Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but instead is sought to be presented directly at the 2016 annual meeting be made by way of a “notice of business,” as further described in the by-laws. To be timely, the notice of business must be delivered personally or mailed to, and received at, our principal executive offices, addressed to the corporate secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, a notice of business must be received no earlier than February 29, 2016 and no later than March 30, 2016. The notice of business should be addressed to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

ADDITIONAL INFORMATION

We will furnish, without charge to a stockholder, a copy of the annual report on Form 10-K (including the financial statements and financial schedules incorporated by reference therein but not including the exhibits, which are available upon payment of a reasonable fee) for the year ended December 31, 2014, filed with the SEC. A copy of the report can be obtained upon written request to the Company at Corporate Secretary, Resolute Forest Products Inc., 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1. The annual report on Form 10-K and all of the Company’s filings with the SEC can be accessed through our website at www.resolutefp.com/investors/sec_filings.

. MMMMMMMMMMMMMMMMMMMMMMMMMMM C123456789IMPORTANT ANNUAL MEETING INFORMATION 000004000000000.000000 ext 000000000.000000 extENDORSEMENT_LINESACKPACK000000000.000000 ext 000000000.000000 ext000000000.000000 ext 000000000.000000 extMR A SAMPLE Electronic Voting InstructionsDESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!ADD 1ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., Central Time, on May 29, 2015.Vote by Internet Go to www.envisionreports.com/RFP Or scan the QR code with your smartphone Follow the steps outlined on the secure websiteVote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Call 1-781-575-2300 outside of the USA, US Territories & Canada on Using a black ink pen, mark your votes with an X as shown in X a touch tone telephone. Standard rates will apply. this example. Please do not write outside the designated areas. Follow the instructions provided by the recorded messageAnnual Meeting Proxy Card 1234 5678 9012 345qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.1. Election of directors: For Against Abstain For Against Abstain For Against Abstain +01 - Michel P. Desbiens 02 - Jennifer C. Dolan 03 - Richard D. Falconer04 - Richard Garneau 05 - Jeffrey A. Hearn 06 - Bradley P. Martin07 - Alain Rhéaume 08 - Michael S. Rousseau 09 - David H. WilkinsFor Against Abstain For Against Abstain2. Ratification of PricewaterhouseCoopers LLP appointment 3. Advisory vote to approve executive compensation (“say-on-pay”)4. Re-approval of the material terms of the performance goals included in the Resolute Forest Products Equity Incentive PlanB Non-Voting ItemsChange of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowPlease sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMMMMMMM1UP X 2336871 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +0212NF

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — RESOLUTE FOREST PRODUCTS INC.Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montréal, Québec Canada H3C 2M1 Proxy solicited by Resolute Forest Products Inc. on behalf of the board of directors for the 2015 annual meeting of stockholders to be held on May 29, 2015. Richard Garneau and Jacques P. Vachon (the “proxies”), or either of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the 2015 annual meeting of stockholders of Resolute Forest Products Inc. to be held on May 29, 2015 and at any adjournment or postponement thereof. The proxies shall vote subject to the direction indicated on the reverse side of this proxy card. If no such direction is indicated, the proxies will vote as the board of directors recommends. The proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournment or postponement thereof. The board of directors recommends a vote FOR all the nominees listed, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year, FOR approval of the Company’s executive compensation and FOR the re-approval of the material terms of the performance goals included in the Resolute Forest Products Equity Incentive Plan.(Items to be voted appear on reverse side.)